Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

AMONG

UNITED STATES SURGICAL CORPORATION

COVIDIEN DE CORP. AND

SOMANETICS CORPORATION

Dated as of June 16, 2010

3.23	Information in the Proxy Statement	38

SECTION 4 — REPRESENTATIONS AND WARRANTIES OF PARENT		39
4.1	Organization	39
4.2	Authority to Execute and Perform Agreement	39
4.3	Information in the Offer Documents	39
4.4	Information in the Proxy Statement	40
4.5	Sub	40
4.6	Financing	40
4.7	Ownership of Shares	40
4.8	Litigation	40
4.9	Financial Advisor	41
4.10	No Additional Representations	41

SECTION 5 — COVENANTS AND AGREEMENTS		41
5.1	Conduct of Business	41
5.2	No Solicitation	45

SECTION 6 — ADDITIONAL AGREEMENTS		49
6.1	Proxy Statement	49
6.2	Meeting of Shareholders of the Company	49
6.3	NASDAQ; Post-Closing SEC Reports	49
6.4	Access to Information	50
6.5	Public Disclosure	50
6.6	Regulatory Filings; Reasonable Efforts	51
6.7	Notification of Certain Matters	52
6.8	Litigation	53
6.9	Indemnification	53
6.10	Directors	54
6.11	401(k)	56
6.12	Employee Benefit Matters	56

SECTION 7 — CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE THE MERGER		57
7.1	Conditions to Obligations of Each Party to Effect the Merger	57
7.2	Frustration of Conditions	58

SECTION 8 — TERMINATION, AMENDMENT AND WAIVER		58
8.1	Termination	58
8.2	Effect of Termination	60
8.3	Fees and Expenses	61
8.4	Amendment	61
8.5	Waiver	61

SECTION 9 — MISCELLANEOUS		61
9.1	No Survival	61
9.2	Notices	61
9.3	Entire Agreement	63
9.4	Governing Law	63
9.5	Binding Effect; No Assignment; No Third-Party Beneficiaries	63

9.6	Counterparts and Signature	63
9.7	Severability	64
9.8	Submission to Jurisdiction; Waiver	64
9.9	Time is of the Essence	64
9.10	Parent Guarantee	64
9.11	Enforcement	64
9.12	Rules of Construction; Certain Definitions	65
9.13	No Waiver; Remedies Cumulative	66
9.14	Waiver of Jury Trial	66

ANNEXES

Annex I	–	Conditions to the Offer
Annex II	–	Form of Tender and Voting Agreement

Index of Defined Terms

Section
Acceptance Time	1.1(a)
Acquisition Proposal	5.2(a)
Adverse Recommendation Change	5.2(c)
Affiliate	3.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(c)
Antitrust Counsel Only Material	6.6(d)
Antitrust Laws	6.6(b)
Assignee	9.5(a)
Book-Entry Shares	2.1(c)
CERCLA	3.18(b)
Certificate of Merger	1.4
Certificate	2.1(c)
CEO Shareholder	Recitals
Closing	1.5
Closing Date	1.5
Code	2.5
Commencement Date	1.1(a)
Company	Preamble
Company Balance Sheet	3.6(a)
Company Board of Directors	Recitals
Company Board Recommendation	3.20(a)
Company Disclosure Schedule	Section 3
Company Joint Venture	3.4(c)
Company Intellectual Property	3.12(a)
Company’s knowledge	9.11(b)
Company Material Adverse Effect	3.1(a)
Company Option	2.3(a)
Company Preferred Stock	3.3(a)
Company Restricted Shares	2.3(b)
Company SEC Reports	3.5
Company Shareholder Approval	6.1
Company Stock Plans	2.3(a)
Company Subsidiary	3.4(a)
Confidentiality Agreement	1.2(c)
Continuing Employees	6.12(a)
Current D&O Insurance	6.9(b)
Delisting Period	6.3
Department	1.4
DGCL	Recitals
DSOS	1.3(c)
Effective Time	1.4
Environmental Laws	3.18(e)(i)

ERISA	3.16(a)
ERISA Affiliate	3.16(b)
Exchange Act	1.1(a)
Exchange Fund	2.2(a)
Expiration Date	1.1(a)
FCPA	3.9(c)
FDA	3.9(d)
Financial Advisor	3.21(a)
Good Clinical Practices	3.9(g)
Good Laboratory Practices	3.9(g)
Good Manufacturing Practices	3.9(h)
Governmental Entity	9.11(b)
Governmental Antitrust Entity	6.6(b)
Hazardous Materials	3.18(e)(ii)
HSR Act	3.19
Indemnified Parties	6.9(a)
Independent Directors	6.10(a)
Initial Expiration Date	1.1(b)
IRS	3.16(c)
Intellectual Property	3.12(a)
Laws	3.9(b)
made available	9.11(b)
Material Contract	3.11(a)
Maximum Premium	6.10(b)
MBCA	Recitals
Merger	1.3(a)
Merger Agreement	Annex I
Merger Consideration	2.1(c)
Minimum Condition	Annex I
Notice Period	5.2(d)
OECD Convention	3.9(c)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.1(d)
Offer Price	Recitals
Offer to Purchase	1.1(a)
on a fully diluted basis	9.11(b)
Outside Date	8.1(b)(ii)
Parent	Preamble
Paying Agent	2.2(a)
Permits	3.9(a)
Permitted Lien	3.12(a)
person	9.11(b)
Plans	3.16(a)
Post-Closing SEC Reports	6.3
Prohibited Payment	3.9(c)

Proxy Statement	1.8(a)(ii)
Real Property	3.12(b)
Registered Intellectual Property	3.12(a)
Regulation M-A	1.1(d)
Release	3.18(e)(iii)
Reporting Tail Endorsement	6.9(b)
Representatives	5.2(a)
Sarbanes-Oxley Act	3.6(b)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(d)
SEC	1.1(b)
Section 409A	3.16(h)
Securities Act	3.11(c)
Shares	Recitals
Special Meeting	1.8(a)(i)
Sub	Preamble
Sub Common Stock	2.1
Superior Proposal	5.2(d)
Surviving Corporation	1.3(a)
Tax	3.15(a)
Taxable	3.15(a)
Tax Return	3.15(a)
Tender Completion Time	6.2
Tender and Voting Agreement	Recitals
Termination Fee	8.2(b)
Top-Up Option	1.10(a)
Top-Up Shares	1.10(a)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 16, 2010 is among United States Surgical Corporation (“Parent”), a Delaware corporation, Covidien DE Corp. (“Sub”), a newly-formed Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent, and Somanetics Corporation (the “Company”), a Michigan corporation.

R E C I T A L S

WHEREAS, Parent and the Board of Directors of each of Sub and the Company have adopted and approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, in furtherance of the contemplated acquisition of the Company by Parent: (a) Sub shall commence a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to acquire all of the issued and outstanding common shares, par value $0.01 per share, of the Company (the “Shares”), for $25.00 for each Share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, referred to herein as the “Offer Price”), without interest and (b) after acquiring Shares pursuant to the Offer, Sub shall merge into the Company upon the terms and subject to the conditions set forth in this Agreement (the merger of Sub into the Company being referred to in this Agreement as the “Merger”);

WHEREAS, the Board of Directors of the Company has, in light of, and subject to, the terms and conditions of this Agreement, adopted and approved this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.3(a)) following the Offer in accordance with the Michigan Business Corporation Act (“MBCA”) and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Sub has, in light of, and subject to, the terms and conditions of this Agreement, adopted and approved this Agreement and the transactions contemplated hereby, including the Merger following the Offer in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has, in light of, and subject to, the terms and conditions of this Agreement, determined that the Offer and the Merger are in the best interests of the Company and its shareholders and has resolved to recommend that the holders of Shares accept the Offer and, if necessary, adopt and approve this Agreement and thereby approve the Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, the chief executive officer of the Company (the “CEO Shareholder”) has entered into a tender and voting agreement, dated as of the date hereof, in substantially the form set forth in Annex II hereof, pursuant to which, among other things, the CEO Shareholder has agreed to tender his Shares to Sub in the Offer (the “Tender and Voting Agreement”);

WHEREAS, in furtherance of such acquisition, the board of directors of Parent has, in light of and subject to the terms and conditions set forth herein (i) determined that each of the Offer and the Merger is in the best interests of Parent and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that Parent, as the sole shareholder of Sub, approve this Agreement and the Merger; and

WHEREAS, the Company, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

SECTION 1 — THE OFFER AND THE MERGER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Parent shall cause Sub to, and Sub shall, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer within ten (10) business days following the date hereof (the date on which the Offer is commenced being referred to herein as the “Commencement Date”). The obligations of Sub to accept for payment and to pay for any Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with requirements of this Section 1.1(a)) shall be subject only to the conditions set forth in Annex I hereto (the “Offer Conditions”). Subject to the prior satisfaction or, to the extent permitted, waiver by Parent or Sub of the Offer Conditions, Parent shall cause Sub to, and Sub shall, consummate the Offer in accordance with its terms and accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer and pay the Offer Price in exchange for each such Share promptly following such acceptance in compliance with Rule 14e-1(c) of the Exchange Act (the time at which Sub first accepts any Shares for payment pursuant to the Offer being referred to herein as the “Acceptance Time”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the Offer Conditions. Parent expressly reserves the right to waive any of the Offer Conditions, to increase the Offer Price and to make any other changes in the terms of the Offer; provided, however, that Sub shall not, and Parent shall cause Sub not to, without the prior written consent of the Company, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought in the Offer, (iv) waive or change the Minimum Condition, (v) impose additional conditions to the Offer or amend any of the Offer Conditions so as to broaden the scope of such Offer Condition, (vi) extend the Offer beyond a date that is twenty-one (21) business days after commencement of the Offer or the last extension (in accordance with this Agreement), if any, of the Offer, whichever is later (the “Expiration Date”) except as set forth in this Agreement, or (vii) otherwise amend any other term or condition of the Offer in a manner materially adverse to the holders of Shares.

(b) The Offer shall initially be scheduled to expire at 12:01 a.m. on the twenty-first (21st) business day following the Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) (the “Initial Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights set forth in Section 8.1, Sub (i) may, without the consent of the Company, if, at the time as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been validly waived, extend the Offer for up to two successive periods of not more than twenty (20) business days per extension (with the length of such periods to be determined by Parent) until all of the Offer Conditions have been satisfied or, to the extent permitted, validly waived and (ii) shall extend the Offer for any period required by Law including any rule, regulation or interpretation of the United States Securities and Exchange Commission (“SEC”), or the staff thereof, applicable to the Offer. In addition to the foregoing, Sub also may provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act if, as of the Expiration Date, all of the Offer Conditions have been satisfied or, to the extent permitted, waived, but there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of Shares necessary to permit the Merger to be effected without a meeting of the Company’s shareholders in accordance with the MBCA.

(c) Subject to the parties’ respective termination rights set forth in Section 8.1, if, at the time as of which the Offer is scheduled to expire, any Offer Condition has not been satisfied or has not been validly waived and there has not been an Adverse Recommendation Change, then, if so requested by the Company by written notice at least two (2) business days prior to the date the Offer is then scheduled to expire, Sub shall extend the Offer for up to two (2) successive periods of not more than ten (10) business days per extension period, until all of the Offer Conditions have been satisfied or, to the extent permitted, validly waived.

(d) On the Commencement Date, Parent and Sub shall file with the SEC, pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a related form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Subject to Section 5.2, the Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation referred to in Section 3.20(a). Parent and Sub shall take all steps necessary to cause the Offer Documents to be filed with the SEC and, subject to the Company’s compliance with Section 1.2(c), disseminate the Offer Documents to holders of Shares, in each case as and to the extent required by applicable Law. Parent and Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Law. Parent and Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company shall be given a reasonable opportunity to review and comment on the Offer Documents, Schedule TO and any amendment thereto before they are filed with the

SEC, and Parent and Sub shall include all additions, deletions or changes thereto suggested by the Company and its legal counsel that Parent reasonably determines to be appropriate. In addition, Parent and Sub agree to provide the Company with any comments, whether written or oral, that Parent, Sub or their counsel may receive from time to time prior to the expiration or termination of the Offer, from the SEC or its staff with respect to the Offer Documents, promptly upon receipt of such comments, and any written or oral responses thereto, and the Company shall have the right to consult with Parent, Sub and their counsel prior to responding to any such comments, either in written or oral form, and Parent and Sub shall incorporate in each response those views and comments of the Company and its legal counsel related thereto that Parent reasonably determines to be appropriate.

(e) Parent shall provide or cause to be provided to Sub as promptly as practicable following the Expiration Date and any subsequent offering period, as applicable, all funds necessary to pay for those Shares that have been validly tendered and not withdrawn pursuant to the Offer and that Sub is obligated to accept for payment pursuant to the Offer and permitted to accept for payment under applicable Law.

1.2 Company Actions.

(a) Subject to Section 5.2 and to any consents or approvals of the Company’s shareholders required under applicable Law, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated hereby.

(b) On the date the Offer Documents are filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall, subject to the provisions of Section 5.2, contain the Company Board Recommendation. The Company further agrees to take commercially reasonable steps to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company, on the one hand, and Parent and Sub, on the other hand, agree to promptly correct and supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Law. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable Law. Parent and Sub shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendment thereto before filing with the SEC, and the Company shall include all additions, deletions or changes thereto suggested by Parent and its legal counsel that the Company reasonably determines to be appropriate. In addition, the Company agrees to promptly provide Parent and Sub any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and to consult with Parent, Sub and their counsel prior to responding to any such comments, either in written or oral form, and the Company shall incorporate in each response those views and comments of Parent and its legal counsel related thereto that the Company reasonably determines to be appropriate. Parent and Sub shall promptly furnish to the Company all information concerning Parent, Sub and the Offer that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(b).

(c) The Company shall promptly furnish or cause to be furnished to Parent or Sub mailing labels, security position listings and all available listings and computer files containing the names and addresses of the record holders of the Shares as of a recent date, and of those persons becoming record holders subsequent to such date, and shall promptly furnish Parent or Sub with such information and assistance (including, but not limited to, lists of holders of the Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as Parent or Sub or its agent(s) may reasonably request. Except as may be required by applicable Law, such information shall be held confidential by Parent and Sub under the terms of the Confidentiality and Standstill Agreement, dated March 16, 2010 entered into between Parent and the Company (as amended, the “Confidentiality Agreement”).

1.3 The Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4), the Company and Sub shall consummate the Merger in accordance with the MBCA and the DGCL pursuant to which (i) Sub will be merged with and into the Company and the separate corporate existence of Sub will thereupon cease; (ii) the Company will be the successor or surviving corporation in the Merger and will continue to be governed by the Laws of the State of Michigan; (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger; and (iv) the Company will succeed to and assume all the rights and obligations of Sub. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the MBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) The articles of incorporation of the Company immediately prior to the Effective Time shall, from and after the Effective Time, by virtue of the Merger, be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c) The bylaws of the Company immediately prior to the Effective Time shall, from and after the Effective Time, without any further action on the part of the Company or Sub, be the bylaws of the Surviving Corporation until thereafter changed or amended as provided by the MBCA, the articles of incorporation of the Surviving Corporation and such bylaws.

1.4 Effective Time. Parent, Sub and the Company shall cause an appropriate certificate of merger (the “Certificate of Merger”) to be executed and filed on the Closing Date (as defined in Section 1.5) (or on such other date as Parent and the Company may agree) with the Department of Energy, Labor and Economic Growth of the State of Michigan (the “Department”) as provided in the MBCA and with the Secretary of State of the State of Delaware (the “DSOS”) as provided in the DGCL. The Merger shall become effective on the later of (A) such time and date on which the Certificate of Merger has been duly filed with the Department and (B) such time and date on which the Certificate of Merger has been duly filed with the DSOS, or such later time and date as is mutually agreed upon by Company and Sub and specified in the Certificate of Merger, such time hereinafter referred to as the “Effective Time.”

1.5 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m. (Boston time) on a date to be specified by the parties, such date to be no later than the second (2nd) business day after satisfaction or, to the extent permitted, waiver of all of the conditions set forth in Section 7 capable of satisfaction or waiver prior to Closing (the “Closing Date”), at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109, unless another date or place is agreed to in writing by the parties hereto.

1.6 Directors and Officers of the Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws. Prior to the Effective Time, the Company shall use commercially reasonable best efforts to cause each member of the Company Board of Directors, other than Parent’s or Sub’s designees pursuant to Section 6.10, to execute and deliver a letter effectuating his or her resignation as a director of the Company upon the Effective Time.

1.7 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.8 Shareholders’ Meeting.

(a) If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board of Directors, in accordance with applicable Law and the Company’s articles of incorporation and bylaws, shall, as soon as reasonably practicable following the Tender Completion Time:

(i) duly call, give notice of, convene and hold a special meeting of its shareholders to consider the adoption and approval of this Agreement and the approval of the Merger (the “Special Meeting”);

(ii) prepare and file with the SEC under the Exchange Act a preliminary proxy or information statement relating to the Merger and this Agreement and use its commercially reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after Parent shall have had a reasonable opportunity to review and comment on the Proxy Statement, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (in either case, the “Proxy Statement”) to be mailed to its shareholders as promptly as reasonably practicable;

(iii) subject to Section 5.2, include in the Proxy Statement the recommendation of the Company Board of Directors that shareholders of the Company vote in favor of the adoption and approval of this Agreement and the approval of the Merger; and

(iv) subject to Section 5.2, use its commercially reasonable best efforts to solicit from holders of Shares proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and take all other action reasonably necessary or advisable to secure the approval of shareholders required by the MBCA and any other applicable Law and the Company’s articles of incorporation and bylaws (if applicable) to effect the Merger.

(b) Parent agrees to vote, or cause to be voted, all of the Shares then beneficially owned by it, Sub or any of their respective Affiliates in favor of the adoption and approval of this Agreement and the approval of the Merger.

1.9 Merger Without Meeting of Shareholders. Notwithstanding Section 1.8, in the event that Parent, Sub or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger, pursuant to the Offer or otherwise, the parties hereto agree, at the request of Parent and subject to Section 7, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with and subject to the MBCA.

1.10 Top-Up Option.

(a) The Company hereby grants to Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and subject to the conditions set forth in this Agreement, to purchase at a price per share equal to the Offer Price paid in the Offer that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent or Sub at the time of exercise of the Top-Up Option, shall constitute one share more than ninety percent (90%) of the Shares outstanding immediately after the issuance of the Top-Up Shares (determined on a fully diluted basis); provided, however, that (i) the Top-Up Option shall not be exercisable for a number of Shares in excess of the Shares authorized and unissued at the time of exercise of the Top-Up Option and (ii) the Top-Up Option may not be exercised unless, (x) following the Acceptance Time or after a subsequent offering period, eighty percent (80%) or more of the Shares shall be directly or indirectly owned by Parent or Sub and (y) after the giving effect to the exercise of the Top-Up Option, Parent, Sub and any wholly owned subsidiary of Parent or Sub would own in the aggregate one share more than ninety percent (90%) of the number of outstanding Shares (after giving effect to the issuance of the Top-Up Option but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee). The Top-Up Option shall be exercisable only once at any time following the Acceptance Time and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms; provided, however, that so long as the Minimum Condition is satisfied upon the Acceptance Time, Parent and Sub may exercise the Top-Up Option, on a second occasion, on the same terms and conditions set forth in this Section 1.10 in the event the Shares that were subject to guarantees of delivery were not properly tendered in the Offer.

(b) If Sub wishes to exercise the Top-Up Option, Sub shall give the Company one (1) business day prior written notice, specifying (i) the number of Shares directly or indirectly owned by Parent and Sub at the time of such notice, (ii) a place and a time for the closing of such purchase, (iii) the number of Shares Parent or Sub intends to purchase pursuant to the Top-Up Option and (iv) manner in which Parent or Sub intends to pay the applicable purchase price. The aggregate purchase price payable for the Shares purchased by Sub or Parent pursuant to the Top-Up Option shall be determined by multiplying the number of such Shares by the Offer Price. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Shares. At the closing of the purchase of Top-Up Shares, the purchase price owed by Sub to the Company therefor shall be paid to the Company (A) by wire transfer or cashier’s check or (B) by issuance by Sub to the Company of a promissory note, which shall bear interest at three percent (3%) per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid, in whole or in part, without premium or penalty.

(c) Parent and Sub acknowledge that the Shares that Sub may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act and shall be issued in reliance upon an exemption for transactions not involving a public offering. Parent and Sub represent and warrant to the Company that Sub is, or shall be upon any purchase of Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Sub agrees that the Top-Up Option, and the Top-Up Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act). Any certificates evidencing the shares acquired pursuant to the Top-Up Option shall include any legends required by applicable securities laws.

SECTION 2 — CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any common shares, par value $0.01 per share, of Sub (“Sub Common Stock”):

(a) Sub Common Stock. Each issued and outstanding share of Sub Common Stock shall be converted into and become one (1) fully paid and nonassessable common share of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent or Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be payable in exchange therefor.

(c) Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such certificate or book-entry share in accordance with Section 2.2.

(d) Any right of repurchase, risk of forfeiture or other condition under any restricted stock agreement or other agreement with the Company with respect to Shares outstanding immediately effective prior to the Effective Time shall lapse and any vesting thereon shall fully accelerate, in each case, as of immediately prior to the Acceptance Time.

2.2 Exchange of Certificates.

(a) Paying Agent. Parent shall designate a bank or trust company that is reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c) or Section 2.3(b). Parent shall cause the Surviving Corporation to provide to the Paying Agent on a timely basis, promptly after the Effective Time and as and when needed after the Effective Time, cash necessary to pay for the Shares converted into the right to receive the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 2.1(c), Parent shall promptly deposit or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Paying Agent may invest the cash in the Exchange Fund as reasonably directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States, in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in money market funds that invest only in such United States government and commercial paper obligations, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid to Parent. No investment of the Exchange Fund shall relieve Parent, Surviving Corporation or the Paying Agent from promptly making the payments required under this Article II, and following any losses from such investment, Parent shall promptly provide any additional cash funds to the Paying Agent for the benefit of the Company’s shareholders at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or a Book-Entry Share, which immediately prior to the Effective Time represented outstanding Shares, whose Shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits of loss of such Certificates) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time); and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed and such other documents as may be reasonably requested by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share, formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon, and shall not evidence any interest in, or any right to exercise the rights of a shareholder or other equity holder of, the Company or the Surviving Corporation.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2, except as otherwise provided by Law.

(d) Termination of Exchange Fund; No Liability. At any time following nine (9) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, as applicable, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share, as applicable, for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If Certificates or Book-Entry Shares, as applicable, are not surrendered prior to three (3) years after the Effective Time, unclaimed Merger Consideration payable with respect to such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

2.3 Company Stock Plans.

(a) Effective as of the Effective Time, each outstanding stock option, stock equivalent right or right to acquire Shares (each a “Company Option” and collectively, the “Company Options”) granted under the Company’s 1991 Incentive Stock Option Plan, 1997 Stock Option Plan or 2005 Stock Incentive Plan (the “Company Stock Plans”) or granted outside of a plan, without regard to the extent then vested and exercisable, shall be cancelled and, in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, promptly following the Effective Time, pay to such holders of Company Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Company Option and (y) the number of unexercised Shares subject thereto (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.5).

(b) Effective as of the Effective Time, restrictions on each restricted stock award (each a “Company Restricted Share” and collectively, the “Company Restricted Shares”) granted under any Company Stock Plan, which is outstanding immediately prior to the Effective Time, will lapse as of such Effective Time and such Company Restricted Shares shall be treated in the same manner as other Shares pursuant to Section 2.1(c) (except that with respect to any restrictions which by the terms provide for a lapse to a lesser extent upon the consummation of the Merger, such restrictions shall only lapse to such lesser extent) (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.5).

(c) As of the Effective Time, the Company Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company, or any Company Subsidiary (as defined in Section 3.4(a)), shall be cancelled. The Company shall ensure that, after the Effective Time, no person shall have any right under the Company Stock Plans to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights), except as set forth herein. The Company Board of Directors (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions, or take such other actions as may be required, to effect the foregoing.

2.4 Section 16. The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement.

2.5 Withholding. Each of Parent and Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares, Company Options or Company Restricted Shares such amounts as are required to be deducted and withheld therefrom under the United States Internal Revenue Code of 1986, as amended (the “Code”) or the Treasury Regulations thereunder or any other Tax Law. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.6 Transfer Taxes. If any payment pursuant to the Offer or the Merger is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share, as applicable, is registered, it shall be a condition of payment that the Certificate or Book-Entry Share, as applicable, so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a person other than the registered holder of the Certificate or Book-Entry Share, as applicable, surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Any other transfer Taxes shall be paid by Parent.

SECTION 3 — REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that (i) an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent on the face of such disclosure and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item constitutes a Company Material Adverse Effect), the Company hereby makes the following representations and warranties to, and agreements with, Parent and Sub:

3.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. The Company is qualified to transact business as a foreign corporation in all jurisdictions in which such qualification is required by Law, except for jurisdictions in which the failure to be so qualified and in good standing does not constitute a Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any change, event, circumstance, effect or development that, individually or in the aggregate with all other changes, events, circumstances, effects or developments that exist on the date of determination of the occurrence of a Company Material Adverse Effect, has had or is reasonably likely to have a material adverse effect on (i) the assets, properties, business, capitalization, results of operations or condition (financial or other) of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall changes, events, circumstances, effects or developments to the extent resulting from any of the following be taken into account in determining whether there is, has been or is reasonably likely to be a “Company Material Adverse Effect”: (A) changes in conditions of the economy or securities markets of the United States, Europe or Japan in general that in each case, do not have a disproportionate and adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to other persons engaged in business in the medical device industry, (B) changes in conditions affecting the medical device industry, in each case, without a disproportionate and adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to other persons engaged in business in the medical device industry, (C) changes to applicable Law or generally accepted accounting principles or, in either case, the interpretation thereof that do not have a disproportionate and adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to other persons engaged in business in the medical device industry, (D) any change in the trading price or trading volume of the Shares (it being understood that the underlying facts or circumstances giving rise to any such change may be taken into account in determining whether there has been or is likely to be a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded pursuant to clauses (A) through (G) of this definition), (E) any other action required by Law, this Agreement or taken at the request or with the consent of Parent, Sub or any of their Affiliates, (F) the announcement of the execution of this Agreement or the pendency of the transactions contemplated hereby, or (G) any failure of the Company to meet securities analysts’ published or internal projections or forecasts or estimates of earnings or revenues (it being understood that the underlying facts or circumstances giving rise to any such failure may be taken into account in determining whether there has been or is likely to be a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded pursuant to clauses (A) through (G) of this definition); provided further that in the case of clauses A, B and C, only the incremental adverse disproportionate impact, effect or consequence may be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur.

(b) The Company has previously provided to Parent true and complete copies of the articles of incorporation and bylaws or other organizational documents of the Company and each Company Subsidiary as presently in effect, and none of the Company or any Company Subsidiary is in default in the performance, observation or fulfillment of such documents, except, in the case of the Company Subsidiaries, such defaults that, in the aggregate, does not constitute a Company Material Adverse Effect.

3.2 Authority to Execute and Perform Agreement. The Company has the corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of consummation of the Merger, to the adoption and approval of this Agreement by the holders of the Shares, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board of Directors. No other corporate action on the part of the Company is necessary to consummate the transactions contemplated hereby (other than adoption and approval of this Agreement by the holders of the Shares and the filing of a certificate of merger or other appropriate document with the Department and the DSOS). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Sub) constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.3 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 20,000,000 Shares and 1,000,000 preferred shares, par value $0.01 per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s articles of incorporation. As of the date of this Agreement, (i) 11,953,384 Shares were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding.

(b) Section 3.3(b) of the Company Disclosure Schedule includes a list, as of the date of this Agreement, of (i) each outstanding Company Option under the Company Stock Plans or issued independent of such plans, including the name of the applicable holder, the Company Stock Plan under which each Company Option is granted, the grant date and acceleration provisions, the expiration date, the exercise price, and whether any option is an incentive stock option, (ii) the total number of Shares issued under each Company Stock Plan, (iii) the total number of Shares reserved for future issuance under each Company Stock Plan and (iv) each grant of Shares that are subject to repurchase by the Company pursuant to Company Restricted Shares, including the name of the applicable holder, the Company Stock Plan under which such Company Restricted Shares were issued, the issue date, the applicable vesting and acceleration provisions, any performance targets or market conditions related to vesting and the repurchase price relating to each grant of Company Restricted Shares. The Company Stock Plans (including all amendments) have been duly approved by the Company’s shareholders. All outstanding Company Options were granted with an exercise price not less than the fair market value of the Shares on the date of grant. The Company has made available to Parent complete and accurate copies of all (x) Company Stock Plans, (y) forms of stock option agreements evidencing Company Options and (z) forms of agreements evidencing Company Restricted Shares.

(c) Except as set forth in Section 3.3(a) of this Agreement, Sections 3.3(b) or 3.3(c) of the Company Disclosure Schedule or Schedule 5.1 of this Agreement, (i) there are not as of the date of this Agreement, and at the Acceptance Time there will not be, any equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are not as of the date of this Agreement, and at the Acceptance Time there will not be, any options, warrants, equity securities, calls, rights, commitments or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its subsidiaries to issue, exchange, transfer, deliver, sell or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity or voting interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity or voting interests, or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement, other than the Top-Up Option. The Company does not have any outstanding stock appreciation rights, restricted stock units, phantom stock, performance based rights or similar rights or obligations. None of the Company or, to the Company’s knowledge, any of its Affiliates, is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity or voting interests of the Company. For all purposes of this Agreement, the term “Affiliate” when used with respect to any person means any other person who is an “affiliate” of that first person within the meaning of Rule 405 under the Securities Act. Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any Company Subsidiary is bound with respect to any securities of the Company.

(d) All outstanding Shares are, and all Shares subject to issuance as specified in Section 3.3(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MBCA, the Company’s articles of incorporation or bylaws or any agreement to which the Company is bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any of its subsidiaries. The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders may vote.

3.4 Company Subsidiaries.

(a) Section 3.4(a) of the Company Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization and capitalization of each Company Subsidiary and, for the Company and each Company Subsidiary, the jurisdictions in which it is qualified to do business. Section 3.4(a) of the Company Disclosure Schedule also sets forth for each such Company Subsidiary the individuals who comprise the board of directors or comparable body for each such entity. The Company agrees to take, or cause to be taken, the actions necessary so that those individuals will resign and be replaced by individuals specified by Parent effective as of the Effective Time. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly by the Company free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, “Company Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) the Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Company Subsidiary, or by the Company and one or more Company Subsidiaries.

(b) Each Company Subsidiary is a corporation or B.V. duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its formation, has all requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign branch (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that do not constitute a Company Material Adverse Effect. There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement. To the knowledge of the Company, there are no equity holder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the equity interests of any Company Subsidiary.

(c) Section 3.4(c) of the Company Disclosure Schedule sets forth, for each Company Joint Venture, the interest held by the Company and the jurisdiction in which such Company Joint Venture is organized. Interests in Company Joint Ventures held by the Company are held directly by the Company, free and clear of any charges, liens, encumbrances, security interests or adverse claims. The term “Company Joint Venture” means any corporation or other entity (including partnership, limited liability company and other business association) that is not a Company Subsidiary and in which the Company or one or more Company Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or other equity of any such entity).

(d) The Company does not control, directly or indirectly, any capital stock of any person that is not a Company Subsidiary.

3.5 SEC Reports. The Company has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since January 1, 2007. All such registration statements, forms, reports and other documents (including those filed or furnished by the Company during such period, whether or not required to be so filed or furnished, and that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company

SEC Reports, and giving effect to any amendments or supplements thereto, (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as of each respective filing date as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect. No Company Subsidiary is required to file any form, report or other document with the SEC. Section 3.5 of the Company Disclosure Schedule lists all effective registration statements filed by the Company on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act.

3.6 Financial Statements.

(a) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and the Company Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year end adjustments which were or will not be material in amount or effect. The consolidated audited balance sheet of the Company as of November 30, 2009 included in the audited financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended November 30, 2009 is referred to herein as the “Company Balance Sheet.”

(b) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). Each required form, report and document (including any amendment thereof and supplement thereto) containing financial statements that has been filed with or submitted or will be filed with or submitted to the SEC since January 1, 2007 was or will be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and Rule 13a-14 or 15d-14 promulgated under the Exchange Act and, at the time of filing or submission of each such certification, such certification complied or will comply, in each case in all material respects, with the applicable provisions of the Sarbanes-Oxley Act and Rule 13a-14 or 15d-14 promulgated under the Exchange Act.

(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Reports. Since the date of the filing of the Company’s most recent annual report on Form 10-K, prior to the date of this Agreement, the Company’s outside auditors and the audit committee of the Company Board have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Report has been so disclosed and each significant deficiency and material weakness previously so disclosed has been remediated. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The NASDAQ Stock Market.

(d) The Company is not a party to, or does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Reports.

3.7 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities of a type required to be reflected or disclosed on the consolidated balance sheet of the Company (including the notes thereto) prepared in accordance with United States generally accepted accounting principles, other than liabilities (a) adequately reflected or reserved against on the Company Balance Sheet, (b) included in Section 3.7 of the Company Disclosure Schedule, (c) incurred since the date of the Company Balance Sheet in the ordinary course of business, consistent with past practice or (d) the transactions contemplated hereby.

3.8 Absence of Adverse Changes. Since the date of the Company Balance Sheet to the date of this Agreement, there has not occurred any change, event, circumstance or development that is reasonably likely to have a Company Material Adverse Effect. From the date of the Company Balance Sheet until the date of this Agreement, except as contemplated hereby, (a) the business of the Company and its subsidiaries, taken as a whole, has been conducted in the ordinary course of business and (b) none of the Company or any of its subsidiaries has taken any action that would have required the consent of Parent under Section 5.1 of this Agreement, had such action or event occurred after the date of this Agreement.

3.9 Compliance with Laws.

(a) The Company and the Company Subsidiaries, including their respective employees (to the extent applicable), have obtained each material Federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company or any Company Subsidiary currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or any Company subsidiary or the holding of any such interest ((i) and (ii) are herein collectively called “Permits”), and all such Permits are in full force and effect, except where the failure to obtain or have any such Permit does not, individually, or in the aggregate, constitute a Company Material Adverse Effect; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit.

(b) The Company and the Company Subsidiaries have, since January 1, 2007, complied in all material respects with all federal, state, local or foreign laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity (collectively, “Laws”) applicable to the Company and the Company Subsidiaries or their business or relating to any of the real or tangible personal property owned, leased or used by them.

(c) None of the Company, the Company Subsidiaries, any of their respective officers or employees, or to the Company’s knowledge, any of its suppliers, licensees, agents or distributors, or any other person acting on behalf of the Company or the Company Subsidiaries, directly or indirectly, has at any time since January 1, 2007, (i) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (iv) been subject to any investigation by any Governmental Entity with regard to any Prohibited Payment, or (v) violated any other Laws regarding use of funds for political activity or commercial bribery.

(d) Neither the Company nor any Company Subsidiary has knowledge of any actual or threatened enforcement action by the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Entity which has jurisdiction over the operations of the Company and the Company Subsidiaries, and since January 1, 2007, none has received notice of any pending or threatened claim by the FDA or any other Governmental Entity which has jurisdiction over the operations of the Company and the Company Subsidiaries against the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries have no knowledge or reason to believe that any Governmental Entity is considering such action.

(e) Since January 1, 2007, all material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any Governmental Entity by the Company or the Company Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no material liability exists with respect to the completeness or accuracy of such filing.

(f) The Company and the Company Subsidiaries have not received (i) since January 1, 2007, any FDA Form 483 or Warning Letter from the FDA, or (ii) since January 1, 2007, any untitled letter or other material written correspondence or notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Laws or Permits, and the Company and the Company Subsidiaries have no knowledge or reason to believe that the FDA or any Governmental Entity is considering such action.

(g) All studies, tests and preclinical and clinical trials being conducted by the Company or the Company Subsidiaries have been and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state and federal Laws, rules, regulations and guidance, including, but not limited to the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable. To the knowledge of the Company, there are no studies, tests or trials the results of which materially call into question the clinical results described or referred to in the Company SEC Reports filed prior to the date hereof, when viewed in the context in which such results are described and the clinical state of development. The Company and the Company Subsidiaries have not received any written notices, correspondence or other communication since January 1, 2007 from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or the Company Subsidiaries, or in which the Company or the Company Subsidiaries have participated, and the Company and the Company Subsidiaries have no knowledge that the FDA or any other Governmental Entity is considering such action. For the purposes of this Agreement, (i) “Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Part 50, 54, 56, 312, 314, 320, 812, and 814 and (ii) “Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

(h) Since January 1, 2007, the manufacture of products by the Company and the Company Subsidiaries has been conducted in material compliance with all applicable Laws, including the FDA’s current Good Manufacturing Practices. In addition, since January 1, 2007, the Company and the Company Subsidiaries have been in material compliance with all other applicable FDA requirements, including, but not limited to, registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and 807. For the purposes of this Agreement, “Good Manufacturing Practices” means the requirements set forth in the quality systems regulations for medical devices contained in 21 C.F.R. Part 820.

(i) Since January 1, 2007, the Company and the Company Subsidiaries have not either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of any product or product candidate. The Company and the Company Subsidiaries have no knowledge of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or the Company Subsidiaries; (ii) a change in the marketing classification or a material change in labeling of any such products; or (iii) a termination or suspension of marketing of any such products.

(j) Since January 1, 2007, the Company and the Company Subsidiaries have been in material compliance with federal or state criminal or civil Laws applicable to the business of the Company and the Company Subsidiaries (including without limitation the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (31 U.S.C. §3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq), and any comparable state Laws), or the regulations promulgated pursuant to such Laws, or which are cause for civil penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), or any other state or federal health care program (“Program”). There is (i) no civil, criminal, administrative or other action, suit, demand, claim, hearing, proceeding, notice or demand pending, received or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, and (ii) to the knowledge of the Company, there is no civil, criminal, administrative or other investigation pending or threatened against the Company or any Company Subsidiary, in the case of each of clauses (i) and (ii), which could reasonably result in its exclusion from participation in any Program or other third party payment programs in which the Company or any Company Subsidiary participates.

(k) The Company and the Company Subsidiaries are in compliance in all material respects with their respective obligations to report accurate pricing information for their products to Governmental Entities and to price reporting services relied upon by Governmental Entities and other payors, including, as applicable and without limitation, their obligation to report accurate Best Price and Average Manufacturer Price to the extent required and defined in 42 U.S.C.A. § 1396r-8 and Medicaid rebate agreements entered into by the Company and the Company Subsidiaries, and Average Sales Price under the Medicare Modernization Act of 2003, and obligation to charge accurate prices to purchasers entitled to Federal Supply Schedule prices, Federal Upper Limit prices and Federal Ceiling Prices.

(l) To the knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated or formerly sponsored or operated, by the Company or any Company Subsidiary.

(m) The Company and the Company Subsidiaries have complied in all material respects with all applicable export control Laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and applicable asset control Laws, including those administered by the U.S. Department of the Treasury.

3.10 Actions and Proceedings.

(a) There are no outstanding orders, judgments, injunctions, decrees or other requirements of any Governmental Entity against the Company, any Company Subsidiary or any of their securities, assets or properties that, individually or in the aggregate, constitutes a Company Material Adverse Effect or that seeks to materially delay or prevent the consummation of the transactions contemplated by this Agreement. Except as disclosed under the heading “Legal Proceedings” in the Company SEC Reports filed prior to the date hereof, there are no material actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary, or any of their securities, assets or properties.

(b) There are no pending nor, to the knowledge of the Company, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company or any Company Subsidiary. There are no product liability claims pending against the Company.

3.11 Contracts and Other Agreements.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) required to be filed as an exhibit to the Company SEC Reports prior to the date of this Agreement (a “Material Contract”) that has not been so filed. Except Material Contracts that have expired or terminated by their terms, each Material Contract required to be filed as an exhibit to (i) the Company’s Annual Report on Form 10-K filed on February 3, 2010 and (ii) any Company SEC Report filed after February 3, 2010, is valid, in full force and effect and binding upon the Company or the applicable Company Subsidiary, and to the knowledge of the Company, binding upon the other parties thereto in accordance with its terms (except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity), the Company and the Company Subsidiaries are not in default under any Material Contract, except for defaults which individually or in the aggregate would not reasonably be expected to result in termination of a Material Contract or result in a material liability, have performed in all material respects their respective covenants thereunder, and to the knowledge of the Company, no other party to any such Material Contract is in default thereunder, nor to the knowledge of the Company does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except for defaults which individually or in the aggregate would not reasonably be expected to result in termination of a Material Contract or result in a material liability for the Company. Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, none of the execution, delivery, or performance of this Agreement, or the commencement or consummation of Offer, the Merger, or the other transactions contemplated by this Agreement, shall (i) constitute a default under or give rise to rights to any party under any Material Contract or (ii) create obligations for, or alter the obligations of, the Company, any Company Subsidiary, Parent, Sub or the Surviving Corporation in addition to those obligations of the Company or a Company Subsidiary in effect on the date of this Agreement. True and complete copies of all of the Material Contracts required to be filed as an exhibit to the Company’s Annual Report on Form 10-K filed on February 3, 2010 or any Company SEC Report filed after February 3, 2010 have been made available to Parent.

(b) Except as provided in the Company SEC Reports filed prior to the date hereof, neither the Company nor any Company Subsidiary is a party to any agreement that limits or restricts the Company, any Company Subsidiary or any of their affiliates or successors in competing or engaging in any line of business, in any therapeutic area, in any geographic area or with any person.

(c) Neither the Company nor any Company Subsidiary is a party to any agreement obligating the Company to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which filing has not yet been made, and the Company is in material compliance with each such agreement, all of which are listed on Section 3.11(c) of the Company Disclosure Schedule.

(d) Other than Material Contracts and except as set forth on Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement (i) involving research, development or the license of Intellectual Property (as defined in Section 3.12(a)) and presently requiring or that could require payment by or to the Company of amounts exceeding $100,000 in any 12-month period, (ii) granting a right of first refusal, or right of first offer or comparable right with respect to Intellectual Property, (iii) relating to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with another person, other than indemnities, insurance contracts, licenses of Intellectual Property presently not requiring or that could not require payment by or to the Company of amounts exceeding $50,000 in any 12-month period, (iv) providing for the payment or receipt by the Company or any Company Subsidiary of milestone payments or royalties (other than off-the-shelf software license fees) exceeding $100,000 in any 12-month period, (v) including or involving a loan to a director or officer, or (vi) that individually requires or contemplates aggregate expenditures by the Company and/or any Company Subsidiary in any twelve month period of more than $100,000.

(e) To the knowledge of the Company, no officer or director of the Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than two percent (2%) of a class of securities of a publicly traded company) any material interest in any property or assets of the Company (except as a shareholder and except for compensation for service as an officer or director) or a Company Subsidiary, any competitor, customer or supplier of the Company or a Company Subsidiary or any person that is currently a party to any Material Contract or agreement with the Company or a Company Subsidiary.

(f) Neither the Company nor any Company Subsidiary is party to any interest rate, equity or other swap or derivative instrument.

3.12 Property.

(a) To the knowledge of the Company, the Company and the Company Subsidiaries own, are licensed to or otherwise possess legally enforceable rights free and clear of any mortgage, security interest, pledge, lien, charge or encumbrance (other than Permitted Liens) to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted or as contemplated to be conducted (in each case excluding generally commercially available, off-the-shelf software programs), subject to the ownership rights of the owner of licensed or third-party developed Intellectual Property, the terms of the related license or development agreement and royalties and development fees payable thereon. For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) invention disclosures, processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, (iv) other tangible or intangible proprietary or confidential information and materials and (v) any goodwill associated with any of the foregoing. “Company Intellectual Property” means all Intellectual Property that the Company and the Company Subsidiaries own (either solely or jointly), use, is held for use for, license, and/or have an ownership or licensed interest in, in any case that is relevant to the conduct of the Company’s and the Company Subsidiaries’ business, as currently conducted or as contemplated to be conducted. Section 3.12(a) of the Company Disclosure Schedule identifies (i) all issued patents and registered trademarks that have been issued to the Company or a Company Subsidiary, (ii) each pending application therefor submitted by the Company or a Company Subsidiary and (iii) all issued patents, registered trademarks and pending applications therefor owned by a third party who has granted the Company or a Company Subsidiary exclusive rights thereto (collectively, the “Registered Intellectual Property”). To the Company’s knowledge, the Company and Company Subsidiaries have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties by virtue of the Company’s and/or a Company’s Subsidiary use of any licensed Company Intellectual Property in connection therewith. “Permitted Lien” shall mean (i) any lien for Taxes not yet due or being contested in good faith by appropriate proceedings, (ii) any lien arising in the ordinary course by operation of Law with respect to a liability that is not yet due or that is being contested in good faith, (iii) any lien reflected in the Company Balance Sheet, (iv) purchase money liens arising in the ordinary course of business, (v) the terms and conditions of the Material Contracts and the Permits, (vi) pledges and deposits made in the ordinary course of the business in compliance with workers’ compensation, unemployment insurance and other social security Laws and (vii) any lien that is released on or prior to the Closing.

(b) The execution and delivery of this Agreement by the Company and the consummation of the Offer and the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any material license, sublicense or other agreement under which the Company or a Company Subsidiary licenses any Company Intellectual Property to any third party, or (ii) any license, sublicense and other agreement as to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary is authorized to use any third party Intellectual Property that is material to the business of the Company and Company Subsidiaries, taken as a whole, as currently conducted or as contemplated to be conducted, excluding generally commercially available, off-the-shelf software programs.

(c) To the knowledge of the Company, all patents and registrations for trademarks, service marks and copyrights included in the Registered Intellectual Property are subsisting and in full force and effect and have not expired or been cancelled. With respect to such patents, registered trademarks and registered copyrights owned by the Company, the Company has taken all steps necessary to maintain registrations thereof, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications. Assignment documents have been executed and filed with relevant Governmental Entities as necessary to transfer to the Company or a Company Subsidiary title to any of the Registered Intellectual Property owned by the Company that was previously owned by a third party and to record such transfer. The named inventors of each of the Company’s owned patent applications have assigned the Company’s owned patent applications to the Company.

(d) To the knowledge of the Company, the Company’s and/or Company Subsidiaries’ conduct of the business of the Company and Company Subsidiaries, taken as a whole, as currently conducted or as contemplated to be conducted, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party. Except as set forth on Section 3.12(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has within the past six (6) years received any charge, complaint, claim, demand, or notice alleging any interference or any such infringement, violation or misappropriation related to Intellectual Property (including any claim that the Company, a Company Subsidiary or any Company Affiliate must license or refrain from using any Intellectual Property). Except as set forth on Section 3.12(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has, within the past six (6) years, received any written claim or notice from any Person (i) alleging any such interference, infringement, violation, opposition or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property. To the knowledge of the Company, none of the activities of the employees of the Company or any Company Subsidiary on behalf of such entity violates any confidentiality agreement or obligations which any such employees have with former employers. To the knowledge of the Company, all employees and consultants who contributed to the discovery or development of any of the subject matter of the Company Intellectual Property owned by the Company or its Subsidiaries did so either; (x) within the scope of their employment such that, in accordance with applicable Law, all rights to such developed subject matter became the exclusive property of the Company or Subsidiary of the Company; or (y) pursuant to agreements assigning all rights to such developed subject matter to the Company or a Company Subsidiary. Assignment documents assigning to the Company all rights of such employees, contractors and consultants in respect of such developed subject matter have been duly filed in all relevant patent offices worldwide for all such patent applications and patents owned in whole or in part by the Company. No current or former director, officer, consultant or employee of the Company will, after giving effect to the Offer and the Merger, own any of the Company Intellectual Property that is currently owned by the Company and/or Company Subsidiaries. To the knowledge of the Company, each employee, contractor or consultant of the Company who has proprietary knowledge of confidential information included in the Company Intellectual Property relating to the manufacturing processes, or the formulation of the products, of the Company or a Company

Subsidiary has executed and delivered to the Company an agreement restricting such person’s right to use and disclose confidential information of the Company. Except as does not constitute a Company Material Adverse Effect, there are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company or any Company Subsidiary is party that: (i) restrict the use of, ownership, or rights to any Company Intellectual Property; (ii) restrict the conduct of the business of the Company or any of its employees with respect to the Company Intellectual Property; or (iii) grant third parties any material rights under Company Intellectual Property.

(e) To the knowledge of the Company and except as disclosed in Section 3.12(e) of the Company Disclosure Schedule, all maintenance and renewal fees necessary to preserve the material rights of the Company and Company Subsidiaries in connection with such Registered Intellectual Property owned by the Company have been paid and all necessary supporting documentation such as statements and certifications, have been filed. At the Tender Completion Time, the Company shall provide Parent with a schedule of any annuities, taxes, maintenance fees or actions falling due within ninety (90) days of such expiration with respect to such patents, trademarks and copyrights.

(f) The Company and Company Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential. The proprietary and/or confidential algorithms included in the Company Intellectual Property (except insofar as such algorithms are included in Registered Intellectual Property) developed by the Company and incorporated into the Company’s products have not been disclosed or authorized to be disclosed to any third party that is not subject to such confidentiality obligations. To the knowledge of the Company and except as does not constitute a Company Material Adverse Effect, no material trade secret of the Company has been disclosed or authorized to be disclosed by the Company to any third party except pursuant to a confidentiality agreement obligating such third party to maintain the confidentiality of such trade secret, nor by any third party to any other third party in violation of confidentiality obligations to the Company. To the knowledge of the Company, no party to a nondisclosure agreement with the Company in respect of any Company Intellectual Property is in material breach or default thereof.

(g) To the knowledge of Company, no third party has within the past six (6) years or is infringing, violating or misappropriating any of the Company Intellectual Property, except as set forth on Section 3.12(g) of the Company Disclosure Schedule. Except as disclosed in Section 3.12(g) of the Company Disclosure Schedule, to the knowledge of Company, no third party has within the past six (6) years asserted by notice to the Company or a Company Subsidiary any competing claim of right to use or own any of the Company Intellectual Property.

(h) To the knowledge of the Company, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated, in any manner, into any of such software.

(i) Neither the Company nor any Company Subsidiary has any current unpaid obligation or demand from a third party to indemnify any third party for or against any interference, infringement, misappropriation or other violation with respect to the Company Intellectual Property or third-party Intellectual Property.

(j) To the knowledge of the Company and except as do not constitute a Company Material Adverse Effect, the execution of, the delivery of, the consummation of the Offer and Merger contemplated by, and the performance of the Company’s obligations under, this Agreement will not result in any loss or impairment of any Company Intellectual Property.

(k) Except as set forth on Section 3.12(k) of the Company Disclosure Schedule, to the knowledge of the Company, neither government funding nor government, academic or non-profit research facilities were used in the development of any of the Company Intellectual Property that is owned by the Company and/or Company Subsidiaries.

(l) With respect to property other than Intellectual Property, the Company and each Company Subsidiary has all assets, properties, rights and contracts necessary to permit the Company and the Company Subsidiaries to conduct their business as it is currently being conducted, except where the failure to have such assets, properties, rights and contracts does not constitute a Company Material Adverse Effect. The Company and each Company Subsidiary has good, clear and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in such properties and assets, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except (i) liens for current Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith by appropriate proceedings, (ii) such imperfections of title, restrictions, encroachments, liens and easements as do not materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet. There are no written or oral subleases, licenses, occupancy agreements or other contractual obligations that grant to third parties the right of use or occupancy of any real property leased by the Company or any Company Subsidiary (collectively, the “Real Property”), and there is no person in possession of the Real Property other than the Company and the Company Subsidiaries. There is no pending, or, to the knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting any Real Property leased by the Company or a Company Subsidiary. To the knowledge of the Company, the property and equipment of the Company and each Company Subsidiary that are used in the operations of business are (i) in good operating condition and repair and (ii) have been maintained in accordance with normal industry practices. Section 3.12(l) of the Company Disclosure Schedule lists all Real Property leased by the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary owns any Real Property.

3.13 Insurance. All policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and the Company Subsidiaries are in full force and effect in all material respects, are reasonably adequate for the businesses engaged in by the Company and the Company Subsidiaries and are in conformity in all material respects with the requirements of all leases or other agreements to which the Company or the relevant Company Subsidiary is a party and, to the knowledge of the Company, are valid and enforceable in accordance with their terms. Neither the Company nor any Company Subsidiary is in default in any material respect with respect to any provision contained in such policy or binder nor has any of the Company or a Company Subsidiary failed to give any notice or present any material claim under any such policy or binder in due and timely fashion. All premiums for each policy or binder have been paid for the current period, and there are no outstanding premium finance payments due for such period. There are no material outstanding unpaid claims under any such policy or binder. Neither the Company nor any Company Subsidiary has received notice of cancellation or non-renewal of any such policy or binder. All applications for the Company’s currently effective directors’ and officers’ insurance were true, correct and complete in all material respects when submitted to the carrier. No coverage limits of insurance policies covering the Company or a Company Subsidiary have been exhausted.

3.14 Commercial Relationships. During the last twelve (12) months prior to the date of this Agreement, none of the Company’s or the Company Subsidiaries’ material suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with the Company or a Company Subsidiary or has materially altered its relationship with the Company or a Company Subsidiary. The Company has not received any written threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with the Company or a Company Subsidiary.

3.15 Tax Matters.

(a) For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all United States federal, state and local, and all non-U.S., income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers’ compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, capital, withholding and any other taxes, charges, duties, impositions or assessments, and any other taxes, fees, charges, levies, excises, duties or assessments of any kind whatsoever, together with all interest, penalties and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. “Tax Return” means any return, declaration, report, claim for refund, tax shelter disclosure statements or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes, including any attachments thereto and any amendments thereof.

(b) All federal income Tax Returns and other material Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been timely and properly filed. All such Tax Returns are true, correct and complete in all material respects, and all material Taxes due and payable by the Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been paid except for those Taxes that are being contested in good faith by appropriate proceedings and for which a specific reserve has been established in accordance with generally accepted accounting principles. The Company and the Company Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made by any taxing authority in any jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns that the Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

(c) There are no material liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable or those Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with United States generally accepted accounting principles.

(d) No audit is currently pending or threatened with respect to any Tax Return of the Company or the Company Subsidiaries, nor have any material deficiencies for any Taxes been proposed, asserted, threatened or assessed against the Company or the Company Subsidiaries.

(e) Neither the Company nor the Company Subsidiaries has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of the Company or the Company Subsidiaries.

(f) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has, in accordance with generally accepted accounting principles, made due and sufficient accruals for such Taxes (excluding any “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) in the Company’s books and records.

(g) The Company and the Company Subsidiaries have withheld all material amounts required by Law or contract to be withheld from the wages, salaries or other payments to (i) employees, independent contractors, creditors, shareholders of or consultants to the Company and (ii) any other third party. Such withheld amounts were either duly paid to the appropriate taxing authority to the extent due and payable or, to the extent not due and payable, for which a specific reserve has been established on the Company Balance Sheet in accordance with generally accepted accounting principles. The Company and the Company Subsidiaries have complied in all material respects with all record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(h) The Company and the Company Subsidiaries are not a party to or bound by, nor do they have any obligation under, any Tax sharing, Tax indemnification, or Tax allocation agreement, or similar contract or arrangement. Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any other person (other than Taxes of any member of a consolidated group of which the Company is the common parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(i) Neither the Company nor any Company Subsidiary has made any payments that has, or has been or is a party to any agreement, contract, arrangement or plan that have, resulted or will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Tax Law). Neither the Company nor any Company Subsidiary is a party to, nor is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of the excise Tax imposed by Section 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Tax Law).

(j) Neither the Company nor the Company Subsidiaries has made any payments that have, or has been or is a party to any agreement, contract, arrangement or plan that have, resulted or will result, separately or in the aggregate, in the payment of any compensation which would be subject to the deduction limit imposed by Section 162(m) of the Code.

(k) Neither the Company nor the Company Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l) Neither the Company nor any Company Subsidiary has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Sections 355 or 361 of the Code.

(m) Since December 31, 2005, neither the Company nor the Company Subsidiaries has (i) changed any financial or Tax accounting methods, policies or practices of the Company or any of the Company Subsidiaries, except as required by a change in generally accepted accounting principles or SEC rules, regulations or guidelines or applicable Law, (ii) made, revoked, or amended any material Tax election of the Company or any of the Company Subsidiaries, (iii) filed any amended Tax Return or claim for refund of the Company or any of the Company Subsidiaries, (iv) entered into any closing agreement affecting any material Tax liability or refund of the Company or any the Company Subsidiaries, or (v) settled or compromised any material Tax liability or refund of the Company or any of the Company Subsidiaries.

(n) The Company has not utilized any net operating losses, net capital losses, or tax credit carryovers that were subject to limitation as a result of an ownership change as described in Section 382(g) of the Code.

(o) The Company has made available to Parent complete and correct copies of all Tax Returns, supporting working papers, examination reports, cost sharing or similar arrangements and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary filed or received by the Company or any Company Subsidiary since November 30, 2004.

(p) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) made prior to the Closing Date or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) executed during the six (6) year period ending on the Closing Date.

(q) Neither the Company nor any of the Company Subsidiaries has engaged in any “listed transaction” identified pursuant to Treasury Regulation Section 1.6011-4(b)(2) or any corresponding or similar provisions of state, local or non-U.S. Law.

3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Schedule lists each employee benefit plan (as hereinafter defined) (i) that is maintained, contributed (or required to be contributed) to, or sponsored by the Company or any Company Subsidiary, or (ii) to which the Company or any Company Subsidiary is a party, or (iii) with respect to which the Company or any Company Subsidiary has or has had any liability, including any contingent liability, for the payment or delivery of any premiums, compensation or benefits (individually, a “Plan” and collectively, the “Plans”). For purposes of the preceding sentence, an “employee benefit plan” is any of the following that benefits or is intended to benefit any current or former employee or director (whether or not an employee) of, or consultant or other service provider (whether or not an employee) with respect to the Company or an ERISA Affiliate (as defined in Section 3.16(b)), or the beneficiaries of any of them: (A) a “plan” described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (B) a stock bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock appreciation right, or other equity-based plan, policy, program, agreement or arrangement; or (C) an incentive, bonus, deferred compensation, welfare, retiree medical or life insurance, retirement, supplemental retirement, termination, salary continuation, severance, change in control, and any material fringe benefit or other material benefit plan, policy, program, agreement or arrangement, whether written or unwritten. With respect to each Plan, the Company has delivered to Parent a true and complete copy of each of the following, together with all amendments: (i) all documents embodying the Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms), (ii) in the case of any funded Plan, the trust agreement or similar instrument, (iii) for each Plan subject to the requirement that annual reports be filed on a Form 5500, the two most recently filed annual reports, with schedules, financial statements and auditor’s opinion attached, (iv) in the case of each Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter applicable to the Plan, (v) all related custodial agreements, insurance policies (including fiduciary liability insurance covering the fiduciaries of the Plan), administrative services and similar agreements, and investment advisory or investment management agreements, if any, and (vi) the most recent summary plan description, summaries of material modifications or similar summary and any employee handbook referencing the Plan.

(b) None of the Company or any Company Subsidiary or any other person (including an entity) that together with the Company or any Company Subsidiary is or at any relevant time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any Company Subsidiary, an “ERISA Affiliate”) has ever contributed or been required to contribute to, or has ever sponsored, maintained or participated in, (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (iii) a single employer pension plan (within the meaning of Section 4001(a)(15)

of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, or (iv) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code or a welfare benefit fund within the meaning of Section 419(e) of the Code. Except as described in Section 3.16(b) of the Company Disclosure Schedule or as provided in Section 5.1(b)(iii), the transactions contemplated by this Agreement will not, by themselves or together with any other event, cause or result in the payment, acceleration or vesting of any payment, right or benefit under any Plan.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination or may rely upon an opinion letter from the Internal Revenue Service (the “IRS”). No such determination or opinion letter has been revoked, and revocation has not been threatened. No such Plan has been amended or operated since the date of its most recent determination or opinion letter in any respect, and no act or omission has occurred, that has adversely affected its qualification.

(d) Each Plan has been operated, maintained and administered at all times in all material respects in accordance with its terms. Each Plan, including any associated trust or fund, has been established, operated and administered in material compliance with the applicable provisions of ERISA, the Code and other applicable Law (including, where applicable, non-U.S. Law), and, to the knowledge of the Company, nothing has occurred with respect to any Plan that has subjected or could reasonably be expected to subject the Company or any Company Subsidiary to any material liability or penalty under Section 502 of ERISA or to any material tax under Chapter 43 of the Code. All filings and reports with respect to each Plan required to have been submitted to the IRS, the United States Department of Labor, or any other Governmental Entity have been duly and timely submitted in all material respects.

(e) No Plan provides health or life insurance benefits following retirement or other termination of employment, and neither the Company nor any Company Subsidiary has any obligation to provide any such benefits following retirement or other termination of employment, in each case except for benefit continuation coverage to the extent required under Part 6 of Subtitle B of Title I of ERISA.

(f) With respect to each Plan, no administrative investigation, inquiry, audit or other proceeding by the IRS, Department of Labor or other Governmental Entity, and no other lawsuit, or claim, other than claims for benefits in the ordinary course and proceedings with respect to qualified domestic relations orders, is pending or, to the knowledge of the Company, threatened.

(g) With respect to each Plan, all contributions (including salary reduction contributions), premiums and other payments (i) to the extent due, have been timely made in all material respects, and (ii) to the extent not yet due, have been appropriately accrued on the books of the Company and the Company Subsidiaries.

(h) Each Plan subject to Section 409A of the Code (“Section 409A”) has been operated in good faith compliance with Section 409A. No Plan which is subject to the requirements of Section 409A, violates such requirements. All Company Options granted by the Company after October 3, 2004 or which vest or vested (in whole or in part) after December 31,

2004, have (or, if already terminated, had) an exercise price that was not less than the fair market value of the underlying stock as of the date such Company Option was granted. The Company is not a party to, nor is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Tax imposed by Section 409A(a)(1)(B) of the Code.

(i) Except for the plans listed on Section 3.16(b) of the Company Disclosure Schedule, no Plan is subject to the Laws of a jurisdiction other than the United States, whether or not United States Law also applies. For purposes of the preceding sentence, the Commonwealth of Puerto Rico, Guam, American Samoa, the Northern Marianna Islands and the Virgin Islands shall be considered jurisdictions other than the United States.

(j) Each Plan and its related documentation or agreement, summary plan description, or other written communication distributed generally to employees by its terms expressly and adequately reserves the right to amend and terminate such Plan, and, except as listed in Section 3.16(j) of the Company Disclosure Schedule, each Plan may be terminated without material liability to the Company or any Company Subsidiary, except for vested benefits accrued through the Closing Date and the administrative and professional costs incurred in such transaction. Except as listed in Section 3.16(j) of the Company Disclosure Schedule, no Plan includes in its assets any securities issued by the Company or any Company Subsidiary. No Company Plan has been subject to Tax under Section 511 of the Code.

3.17 Employee Relations.

(a) Except as otherwise provided in this Section 3.17(a), upon termination of the employment of any employees or the service relationship of any director or consultant, none of the Company, the Company Subsidiaries, the Surviving Corporation nor Parent shall be liable, by reason of the Offer or Merger or anything done in connection with the Offer or Merger, to any of such employees, directors, or consultants for severance pay or any other similar payments (other than accrued salary, vacation or sick pay in accordance with normal policies), except as set forth in Section 3.17(a) of the Company Disclosure Schedule. True and complete information as of June 1, 2010, as to the employee identification number, current job title, date of hire (or election), base salary and target bonus opportunity (if applicable) for all current employees, directors and executive officers of the Company or any Company Subsidiary has been provided or otherwise made available to Parent.

(b) The Company and each Company Subsidiary (i) is in compliance in all material respects with all applicable foreign, Federal, state and local Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all material amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any material arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or any material taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except for matters that, individually or in the aggregate, could not reasonably be expected to result in a liability in excess of $1 million.

(c) No work stoppage or labor strike against the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is involved in or, to the knowledge of the Company, threatened with, any material labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints that, if adversely determined, could reasonably be expected to result in material liability to the Company. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that is expected to result in material liability to the Company. Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 3.17 of the Company Disclosure Schedule and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. To the knowledge of the Company, no union organizing campaign or activity with respect to non-union employees of the Company or any Company Subsidiary is ongoing, pending or threatened.

(d) Section 3.17(d) of the Company Disclosure Schedule sets forth a list of all individuals who are independent contractors currently performing consulting services relating to the Company or any Company Subsidiary or under contract to perform such future services for the Company or any Company Subsidiary. All such individuals who are not citizens of the United States have acknowledged in writing that they are not employees of the Company or any Company Subsidiary and are not entitled to any compensation or benefits provided to an employee of the Company or any Company Subsidiary. Accurate and complete copies of all written agreements with any such independent contractor have been provided to Parent. Other than the employees, directors and executive officers described in Section 3.17(a) and the independent contractors described in this Section 3.17(d), no other individuals provide services to the Company and Company Subsidiaries.

(e) Section 3.17(e) of the Company Disclosure Schedule lists each oral or written agreement with any employee, director or officer of the Company or any Company Subsidiary (i) under which the amount or timing of benefits are contingent, or the terms are altered, upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee, director or officer.

3.18 Environmental Matters. Notwithstanding anything else in this Agreement to the contrary, this Section 3.18 shall constitute the sole representations and warranties with respect to environmental matters. Except as does not constitute, individually or in the aggregate, a Company Material Adverse Effect or as set forth in Schedule 3.18 of the Company Disclosure Schedule:

(a) Neither the Company nor any of the Company Subsidiaries is in violation of, or has been notified in writing by any Governmental Entity at any time since January 1, 2007 that it is in violation of any Environmental Law (as defined in Section 3.18(e)(i)). There has been no generation, use, handling, storage or disposal of any Hazardous Materials (as defined in Section 3.18(e)(ii)) by the Company or any of the Company Subsidiaries in violation of any Environmental Law at any property currently owned or operated by, or premises leased by, the Company or any of the Company Subsidiaries during the period of the Company’s or such Company Subsidiary’s ownership, operation or lease which created any requirement pursuant to Environmental Law for the Company or any Company Subsidiary to remediate such property. To the Company’s knowledge, there is no underground storage tank at any site owned or operated by, or premises leased by the Company or any Company Subsidiary.

(b) No property currently or formerly owned or operated by, or premises currently or formerly leased by, the Company or any of the Company Subsidiaries is listed, or to the Company’s knowledge, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or on any comparable state governmental lists. Neither the Company nor any Company Subsidiary has received written notification of, and the Company has no knowledge of, any potential responsibility or liability of the Company or any Company Subsidiary pursuant to the provisions of (i) CERCLA, or (ii) any similar Federal, state, local, foreign or other Environmental Law.

(c) The Company and the Company Subsidiaries have obtained all permits required by Environmental Law necessary to enable them to conduct their respective businesses as currently conducted and are in compliance with such permits. All such permits are in full force and effect and, to the Company’s knowledge, there are no pending or threatened claims that seek the revocation, cancellation, suspension or any adverse modification of any such permits.

(d) The Company previously has made available to Parent copies of all environmental site assessments prepared by any person, and permits required under Environmental Laws and all other material correspondence with Governmental Entities in the Company’s possession relating to compliance with Environmental Laws.

(e) For purposes of this Agreement:

(i) “Environmental Laws” means any applicable Federal, state or local Laws, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of human health, safety or the environment, including without limitation, the following statutes and all regulations promulgated thereunder: CERCLA; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; any state or local statute of similar effect; and any Laws relating to protection of the environment which regulate the management or disposal of biological agents or substances including medical or infectious wastes;

(ii) “Hazardous Materials” means (A) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “chemical substances,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “pesticides,” or “oil” as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radon and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law; and

(iii) “Release” has the meaning specified in CERCLA.

3.19 No Breach. Except for (a) filings with the SEC under the Exchange Act or the Securities Act, (b) filings with the Department and the DSOS contemplated herein, (c) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the “HSR Act”) and any similar filings in foreign jurisdictions, (d) filings with, or notices to, The NASDAQ Stock Market, and (e) matters listed in Section 3.19 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the articles of incorporation or bylaws of the Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice, waiver or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any Material Contract, (iii) violate any Law applicable to the Company or the Company Subsidiaries or by which any of the Company’s or the Company Subsidiaries’ assets or properties is bound, (iv) violate any Permit, (v) require any filing with, notice to, or permit, consent or approval of, any Governmental Entity, or (vi) result in the creation of any lien or other encumbrance on the assets or properties of the Company or a Company Subsidiary, excluding from the foregoing clauses (ii), (iii), (iv), (v), and (vi) violations, breaches and defaults which, and filings, notices, waivers, permits, consents and approvals the absence of which, in the aggregate, does not constitute a Company Material Adverse Effect and would not materially increase the costs of consummation of the Offer and the Merger. Except as set forth in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is or will be required to give any notice to or obtain any consent or waiver from, or give any notice to, any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than failures which do not, in the aggregate, constitute a Company Material Adverse Effect.

3.20 Board Approvals; Anti-Takeover; Vote Required.

(a) The Company Board of Directors, at a meeting duly called and held at which all directors were present, has unanimously (i) duly and validly approved and taken all corporate action required by applicable Law to be taken by the Company Board of Directors to adopt and approve this Agreement and thereby authorize the consummation of the transactions contemplated hereby, (ii) resolved that this Agreement is advisable and in the best interests of the shareholders of the Company, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares to Sub pursuant to the Offer, and, if necessary, adopt and approve this Agreement and thereby approve the Merger (such recommendation being referred to herein as the “Company Board Recommendation”), and, as of the date of this Agreement, none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

(b) As of the date of this Agreement and assuming the truthfulness of the representation set forth in Section 4.7, the Company Board of Directors has taken all action necessary under applicable Law to ensure that no restrictions contained in any “fair price,” “business combination” or similar statute (including Section 780 of the MBCA) will apply to the execution, delivery or performance of this Agreement and the Tender and Voting Agreement with the CEO Shareholder.

(c) If approval by the Company’s shareholders is required under the MBCA to adopt and approve this Agreement and thereby approve the Merger, assuming the truthfulness of the representation set forth in Section 4.7, the only votes necessary for such adoption and approval are the affirmative votes of the holders of a majority of the outstanding Shares.

(d) The Company (acting through a compensation committee of the Company’s Board of Directors composed solely of independent directors (as such term is used in Rule 14d-10(d) under the Exchange Act)) has taken all steps necessary to cause each compensation, severance or other benefit agreement, arrangement or understanding between the Company or a Company Subsidiary and any of its or their current or former officers, directors or employees to be approved as an employment compensation arrangement and to satisfy any applicable requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) under the Exchange Act. The Company has provided or made available copies of all resolutions adopted or actions taken in connection with such employment compensation arrangement, and each such employment compensation arrangement in existence as of the date of this Agreement is listed on Section 3.20(d) of the Company Disclosure Schedule.

3.21 Financial Advisor.

(a) The Company Board of Directors has received the opinion of Leerink Swann LLC (the “Financial Advisor”) to the effect that, as of the date of such opinion, subject to the assumptions and qualifications set forth therein, the consideration to be received in the Offer and the Merger, taken together, by the holders of the Shares (other than as set forth in such opinion) is fair, from a financial point of view, to such holders. The Company shall forward to Parent, solely for informational purposes, a copy of the written version of such opinion promptly following the Company’s receipt thereof.

(b) No broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company, or any action taken by the Company. The Company previously has provided or made available to Parent a copy of the Financial Advisor engagement letter, and the fees set forth therein are the only fees payable by the Company to the Financial Advisor.

3.22 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9, including any amendments thereof and supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9, including any amendments thereof and supplements thereto, will comply in all material respects with the provisions of applicable federal securities and Michigan corporation Laws and, on the date filed with the SEC and on the date first published or sent or given to the Company’s shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9, including any amendments thereof and supplements thereto, based on information furnished by Parent or Sub expressly for inclusion therein. The Company has obtained all necessary consents to permit the inclusion in its entirety, and a fair summary of the analysis underlying, the fairness opinion of the Financial Advisor in the Schedule 14D-9, including any amendments thereof and supplements thereto. As of the date of this Agreement, each member of the Company Board of Directors and each executive officer of the Company has advised the Company that he or she will tender all Shares, if any, beneficially owned by him or her pursuant to the Offer.

3.23 Information in the Proxy Statement. The Proxy Statement, if any, (and any amendment thereof and supplement thereto) at the date mailed to the Company’s shareholders and at the time of any meeting of the Company shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Sub expressly for inclusion in the Proxy Statement, including any amendments thereof and supplements thereto. The Proxy Statement, including any amendments thereof and supplements thereto, as to information supplied by the Company for inclusion therein, will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and all applicable federal securities and Michigan corporation Laws. The Company has obtained all necessary consents to permit the inclusion in its entirety, and a fair summary of the analysis underlying, the fairness opinion of the Financial Advisor in the Proxy Statement, including any amendments thereof and supplements thereto.

SECTION 4 — REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Sub hereby make the following representations and warranties to the Company:

4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. All of the issued and outstanding capital stock of Sub is owned, beneficially and of record, by Parent. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Sub has not and, prior to the Acceptance Time, will not have incurred, directly or indirectly, any material obligations or liabilities or engaged in any business activities or entered into any agreements or arrangements with any person that would impair in any material respect the ability of each of Parent and Sub, as the case may be, to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.2 Authority to Execute and Perform Agreement.

(a) Parent and Sub have the power and authority to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder and the transactions contemplated hereby. The Board of Directors of each of Parent and Sub has adopted and approved this Agreement and the transactions contemplated hereby. Parent, as the sole shareholder of Sub, has approved this Agreement and entry into the transactions contemplated hereby. No approval by Parent’s stockholders is required to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation, enforceable against them in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b) Except for (i) filings with the SEC under the Exchange Act, (ii) filings with the Department and the DSOS contemplated herein, and (iii) the filing of a Notification and Report Form under the HSR Act and any similar filings in foreign jurisdictions, the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not (A) violate any provision of the articles or certificate of incorporation or bylaws or similar organizational documents of Parent or Sub, (B) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Parent or Sub is a party or to which either of them or any of their respective assets or properties is bound or subject, (C) violate any Law applicable to Parent or Sub or by which any of their respective assets or properties is bound, (D) violate any governmental permit, (E) require any filing with, notice to, or permit, consent or approval of, any Governmental Entity, excluding from the foregoing clauses (B), (C), (D) and (E) violations, conflicts breaches, modifications and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby.

4.3 Information in the Offer Documents. The information supplied by either of Parent or Sub expressly for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Schedule TO, including any amendments thereof and supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule TO, including any amendments thereof and supplements thereto, will comply in all material respects with the provisions of applicable federal securities Laws and Michigan corporate Laws and, on the date filed with the SEC and on the date first published or sent or given to the Company’s shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that neither of Parent or Sub makes any representation or warranty with respect to statements made in the Schedule TO, including any amendments thereof and supplements thereto, based on information furnished by the Company expressly for inclusion therein.

4.4 Information in the Proxy Statement. The Proxy Statement, if any (and any amendment thereof and supplement thereto), at the date mailed to the Company’s shareholders and at the time of any meeting of the Company shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by either of Parent or Sub other than with respect to statements made therein based on information supplied by Parent or Sub expressly for inclusion in the Proxy Statement, including any amendments thereof and supplements thereto. The Proxy Statement, as to information supplied by either of Parent or Sub for inclusion therein, will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and all applicable federal securities and Michigan corporation Laws.

4.5 Sub. Sub is duly organized, validly existing and in good standing as a Delaware corporation. Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

4.6 Financing. Parent currently has available to it, and Parent will cause Sub to have, (i) at the Acceptance Time, sufficient unrestricted funds to pay in full for all Shares validly tendered into the Offer, subject to the terms and conditions of the Offer and this Agreement and (ii) at the Effective Time, sufficient unrestricted funds to pay in full the Merger Consideration, subject to the terms and conditions of this Agreement.

4.7 Ownership of Shares. On the date hereof, Parent and Sub own no Shares, and (other than as provided herein) own no additional rights to purchase Shares through any option from any other person. None of Parent, Sub or their respective Affiliates is or ever has been an “interested shareholder” (as defined in Section 778 of the MBCA) with respect to the Company.

4.8 Litigation. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent or Sub, or any of their officers or directors (in their capacity as such) that individually or in the aggregate would reasonably be expected to prevent, enjoin, alter or delay the Offer or the Merger.

4.9 Financial Advisor. Parent, and not the Company, shall be liable for any fee or other commission payable to any broker, finder, agent or similar intermediary engaged by Parent or Sub in connection with the transactions contemplated hereby.

4.10 No Additional Representations. Parent acknowledges and agrees that except as expressly set forth in this Agreement, neither the Company nor any of the Company Subsidiaries nor any of their Representatives has made any representation or warranty, express or implied, to Parent or any of its representatives in connection with this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby. Without limiting the generality of the foregoing, Parent acknowledges and agrees that neither the Company nor any of the Company Subsidiaries nor any of their Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of the Company Subsidiaries made available to Parent and its representatives, except as expressly set forth in this Agreement, and neither the Company nor any other person shall be subject to any liability to Parent or any other person, resulting from the Company’s having made available to Parent or its Representatives such information, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, neither the Company nor any of the Company Subsidiaries nor any of their Representatives makes any representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of the Company Subsidiaries.

SECTION 5 — COVENANTS AND AGREEMENTS

5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (w) as may be required by Law, (x) to the extent Parent shall otherwise consent in writing, which consent shall not unreasonably be withheld, delayed or conditioned, (y) as otherwise expressly provided in this Agreement and (z) as provided in Section 5.1 of the Company Disclosure Schedule, the Company and each Company Subsidiary shall carry on its business in the ordinary course, in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) to the extent Parent shall otherwise consent in writing, which consent shall not unreasonably be withheld, delayed or conditioned, (y) as otherwise specifically provided in, or in furtherance of any action permitted by, this Agreement and (z) as provided in Section 5.1 of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall observe the following covenants:

(a) Affirmative Covenants Pending Closing. The Company and the Company Subsidiaries shall:

(i) Preservation of Personnel. Except for actions taken in the ordinary course of business consistent with past practices, use commercially reasonable best efforts to preserve intact and keep available the services of present employees of the Company and the Company Subsidiaries; provided, however that nothing in this Section 5.1(a)(i) shall prevent the Company or any Company Subsidiary from terminating the employment of any officer or employee for cause, as determined by the Company or Company Subsidiary, as applicable;

(ii) Insurance. Use commercially reasonable best efforts to keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

(iii) Preservation of the Business; Maintenance of Properties, Contracts. Use commercially reasonable best efforts to preserve the business of the Company, to develop, commercialize and pursue regulatory approvals for the Company’s product candidates and products and to advertise, promote and market the products of the Company and the Company Subsidiaries, and use commercially reasonable best efforts to keep the Company’s properties substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of the Company’s business on a basis consistent with past practice, and to perform and comply in all material respects with the terms of the contracts referred to in Section 3.11;

(iv) Intellectual Property Rights. Use commercially reasonable best efforts to preserve and protect the Company Intellectual Property;

(v) Company Options and Company Restricted Shares. Use commercially reasonable best efforts with respect to Company Options and Company Restricted Shares to effectuate the terms of this Agreement, provided, however, that Parent shall have the right to approve any agreements to modify material terms of the underlying instruments (such approval not to be unreasonably withheld, delayed or conditioned), except for those modifications necessary to carry out the terms of this Agreement; and

(vi) Regulatory Matters. Notify and consult with Parent promptly (A) after receipt of any material communication from any Governmental Entity or inspections of any manufacturing or clinical trial site and before giving any material submission to a Governmental Entity, and (B) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs.

(b) Negative Covenants Pending Closing. The Company and the Company Subsidiaries shall not:

(i) Disposition of Assets. Sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including the Company Intellectual Property, other than (x) sales, transfers, mortgages, pledges, leases, licenses or other encumbrances in the ordinary course of business and in amounts not exceeding, in the aggregate, $250,000 or (y) sales or transfers of inventory in the ordinary course of business, consistent with past practices;

(ii) Liabilities. Incur any indebtedness for borrowed money in excess of $50,000 in the aggregate or incur any obligation or liability or enter into any contract or commitment involving potential payments to or by the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice, in an amount aggregating in excess of $150,000;

(iii) Compensation. Except for the payments made to officers and employees under the bonus plans of the Company as provided in this Section 5.1(b)(iii), pay any director of the Company or any Company Subsidiary or materially increase the compensation payable to any officer, or key employee, or enter into any material, new employment, severance, retention or other agreement or arrangement with any officer, or key employee of the Company or a Company Subsidiary, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except, in each case, (A) as required by Law or any Plan or in accordance with existing agreements and (B) in the ordinary course of business consistent with past practice, or make any loans to any of its directors, officers or employees, agents or consultants, except in the ordinary course of business consistent with past practices, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

(iv) Capital Stock. Make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, declare or pay any dividend or other distribution with respect to any shares of its capital stock, sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock; provided, however, the foregoing limitations shall not apply in connection with (1) the payment (which shall be in cash) of any dividends required to made under the Company’s articles of incorporation, as in effect on the date hereof, (2) the conversion or exercise of convertible securities outstanding on the date of this Agreement, including, without limitation, the issuance of Shares upon the exercise of Company Options, (3) the Top-Up Option and (4) acceleration of the vesting of Company Restricted Shares and Company Options necessary to carry out the terms of this Agreement;

(v) Articles of Incorporation, By laws, Directors and Officers. Cause, permit or propose any amendments to the articles of incorporation or bylaws of the Company or any Company Subsidiary or, except as required by applicable Law or rules of The NASDAQ Stock Market, elect or appoint any new directors or officers;

(vi) Acquisitions. Make, or permit to be made, any material acquisition, lease, investment, or capital contribution outside the ordinary course of business consistent with past practice;

(vii) Capital Expenditures. Authorize any single capital expenditure in excess of $50,000 or capital expenditures which in the aggregate exceed $150,000;

(viii) Accounting Policies. Except as may be required as a result of a change in Law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

(ix) Taxes. Make, revise or amend any material Tax election or settle or compromise any material federal, state, local or non-U.S. Tax audit or proceeding, change any annual tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any material Tax, file any amended material Tax Return, prepare or file any material Tax Return in a manner inconsistent with past practice, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(x) Legal. Commence, settle or compromise any pending or threatened suit, action or claim which (A) is material to the business of the Company and the Company Subsidiaries, taken as a whole or otherwise involves the payment by the Company of an amount in excess of $100,000, in the aggregate, for all such suits, actions or claims, (B) would involve restrictions on the business activities of the Company or any Company Subsidiary or (C) would involve the issuance of Company securities;

(xi) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Offer and Merger); or take any action to render inapplicable, or to exempt any person from the provisions of the MBCA or any other Law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

(xii) Payment of Indebtedness. Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business since the date of the Company Balance Sheet;

(xiii) Loans and Advances. Make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of the Company or customary advances to employees for travel and business expenses in the ordinary course of business);

(xiv) WARN Act. Effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or effectuate any similar action under any foreign Law;

(xv) New Agreements/Amendments. Except as contemplated in this Agreement, enter into or modify, or permit a Company Subsidiary to enter into or modify, any material license, development, research, or collaboration agreement, lease or other similar contract with any other person;

(xvi) Confidentiality and Non-Competition Agreements. Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement or non-competition agreement to which the Company is a party; or

(xvii) Authorizations, Agreements and Obligations. Authorize or commit or agree, in writing or otherwise, to take, any of the foregoing actions.

(c) Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that constitutes a Company Material Adverse Effect.

5.2 No Solicitation.

(a) The Company has, and will cause its Representatives (as defined below) to have, ceased and terminated all existing discussions, negotiations and communications with any persons (other than Parent, Sub or any of their respective Subsidiaries or Representatives) with respect to any offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the transactions contemplated hereby, involving: (A) any consolidation, tender offer, business combination, merger or similar transaction involving the Company or any Company Subsidiary; (B) any recapitalization, restructuring, liquidation or dissolution of the Company or any Company Subsidiary, (C) any issuance by the Company individually or in the aggregate of over fifteen percent (15%) of its equity securities or (D) any sale, lease, exchange, transfer, license, acquisition or disposition of assets of the Company or its Subsidiaries (including for this purpose the outstanding equity securities of the Company’s Subsidiaries) for consideration equal to fifteen percent (15%) or more of the market value of all of the outstanding Shares on the last trading day prior to the date of this Agreement or fifteen percent (15%) of the consolidated total assets of the Company and the Company Subsidiaries (each of clauses (A)-(D), an “Acquisition Proposal”). Except as provided in this Section 5.2, from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents or those of the Company Subsidiaries (collectively, “Representatives”) to directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) engage in negotiations or discussions with, or provide any non-public information or data to, any person (other than Parent or any of its affiliates or Representatives) relating to any Acquisition Proposal or, except as set forth in Section 5.2(b), grant any waiver or release under any standstill or other agreement. The Company agrees that any material violations of the restrictions set forth in this Section 5.2 by any of its Representatives shall be deemed to be a material breach of this Agreement (including this Section 5.2) by the Company. Notwithstanding the foregoing, nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company’s shareholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

(b) Notwithstanding anything to the contrary set forth in this Agreement, prior to the Acceptance Time, the Company and its Representatives may furnish non-public information regarding the Company to any person pursuant to a confidentiality agreement with terms no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if, but only if, such person has, in the absence of any material violation of this Section 5.2 by the Company, submitted a bona fide written proposal to the Company relating to any such Acquisition Proposal which the Board of Directors determines in good faith, after consultation with its financial advisor, is or is reasonably likely to lead to a Superior Proposal. From and after the date hereof and prior to the Acceptance Time, the Company shall within twenty-four (24) hours notify Parent in writing in the event that the Company or any of the Company Subsidiaries or Representatives receives

(i) any Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of the Company Subsidiaries other than requests for information in the ordinary course of business and, in the good faith judgment of the Company Board of Directors, unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall provide Parent within such twenty-four (24) hour period with the identity of such Person and a copy of such Acquisition Proposal, inquiry or request (or, where such Acquisition Proposal is not in writing, a description of the material terms and conditions of such Acquisition Proposal, inquiry or request), including any material modifications thereto. The Company shall keep Parent reasonably informed in writing (and in any event no later than twenty-four (24) hours after the occurrence) of any material changes, developments, discussions or negotiations relating to any Acquisition Proposal and provide Parent with copies of all documents received or provided by the Company related to such Acquisition Proposal. Without limiting the foregoing, the Company shall within twenty-four (24) hours notify Parent in writing if the Company determines to begin providing non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any agreement with any person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such non-public information to Parent, and, if the Company or any Company Subsidiary is a party to any agreement that would prohibit the Company from providing such non-public information to Parent, prior to providing information to, or engaging in discussions or negotiations with, the counterparty to such agreement, the Company will obtain approval from the counterparty to such agreement to allow the Company to provide such information to Parent. The Company shall not, and shall cause the Company Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of the Company Subsidiaries is or becomes a party; provided, however, that the Company and the Company Subsidiaries may respond to an unsolicited Acquisition Proposal submitted to the Company by a party that is bound by a standstill agreement and may decline to enforce or cause to be enforced its rights under such standstill agreement relating to the submission of such unsolicited Acquisition Proposal if, in either case, the Company Board of Directors determines in good faith, after consultation with outside counsel, that failure to so respond or failure to decline to take such action, as the case may be, would be inconsistent with the fiduciary duties of the Company Board of Directors to the shareholders of the Company under applicable Law. The Company will promptly provide to Parent any non-public information concerning the Company or the Company Subsidiaries provided or made available pursuant to this Section 5.2(b) which was not previously provided or made available to Parent.

(c) Except as set forth herein, neither the Company Board of Directors nor any committee thereof shall (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, in a manner adverse to the transactions contemplated by this Agreement to Parent or Sub, the Company Board Recommendation, (ii) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal (any action referred to in the foregoing clauses (i) and (ii) being referred to as an “Adverse Recommendation Change”) or (iii) enter into any written agreement providing for the consummation of any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything in this Agreement to the contrary, prior to the Acceptance Time, if (i) the Company receives a written, bona fide Acquisition Proposal from a third party, (ii) a material breach by the Company of this Section 5.2 has not contributed to the making of an Acquisition Proposal and (iii) the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which have been offered by Parent (if any) pursuant to this Section 5.2, the Company Board of Directors may, if it determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Company Board of Directors to the shareholders of the Company under applicable Law, (A) effect an Adverse Recommendation Change and/or (B) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless in advance of or substantially concurrently with such termination the Company (1) pays the fee required by and pursuant to the terms of Section 8.2 and (2) immediately following such termination enters into a binding definitive agreement providing for such Superior Proposal; and provided, further, that the Company Board of Directors may not effect an Adverse Recommendation Change pursuant to the foregoing clause (A) or terminate this Agreement pursuant to the foregoing clause (B) unless (1) the Company shall not have breached in any material respect this Section 5.2, (2) the Company shall have provided prior written notice to Parent, at least three (3) business days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the proposed Alternative Acquisition Agreement with respect to such Superior Proposal, (3) prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (4) following any negotiation described in the immediately preceding clause (3), such Acquisition Proposal continues to constitute a Superior Proposal. In the event of any material revisions to the terms of the Superior Proposal after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2 with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice. Notwithstanding the foregoing, if fewer than three (3) business days remains before the then scheduled expiration date of the Offer, the Notice Period with respect to the Company Board of Directors effecting an Adverse Recommendation Change pursuant to the foregoing clause (A) shall equal twenty-four (24) hours, provided, however, that, in such a circumstance the Notice Period with respect to the Company terminating this Agreement pursuant to the foregoing clause (B) shall remain three (3) business days. Any Adverse Recommendation Change shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated by this Agreement, including each of the Offer and the Merger or by the Tender and Voting Agreement with the CEO Shareholder. For purposes of this Agreement, a “Superior Proposal” is a bona fide written Acquisition Proposal to acquire at least fifty percent (50%) of the equity securities of the Company or at least fifty percent (50%) of the consolidated total assets of the Company and the Company Subsidiaries, (A) on terms which the Company Board of Directors determines in its good faith judgment (after consultation with its financial and legal advisors) to be more favorable to the holders of Shares than the Offer and the Merger taking into account all financial, regulatory, legal and other aspects of such proposal, and (B) which the Company Board of Directors has determined in its good faith judgment (after consultation with its financial and legal advisors) to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(e) Notwithstanding the foregoing, the Company Board of Directors may withdraw or modify the Company Board Recommendation in the absence of a Superior Proposal if the Company Board of Directors has concluded in good faith, after consultation with its outside counsel, that failure to so withdraw or modify the Company Board Recommendation would be inconsistent with the fiduciary obligations of the Company Board of Directors to the shareholders of the Company under applicable Law, provided, however, that the Company Board of Directors shall not so withdraw or modify the Company Board Recommendation unless the Company has (A) provided to Parent at least three (3) business days prior written notice (or such shorter period as remains prior to the then-scheduled expiration date of the Offer) advising Parent that the Company Board of Directors intends to take such action and specifying the reasons therefore in reasonable detail and (B) during such three (3) business day period, or shorter period, as the case may be, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need or reason for the withdrawal or modification.

(f) The Company shall promptly (but in no event later than two (2) business days after the date of this Agreement) demand that each person that, as of the date of this Agreement, has executed a confidentiality agreement in connection with a potential Acquisition Proposal return or destroy, in each case, to the extent permitted by the terms of the applicable confidentiality agreement, all confidential information heretofore furnished to such individual or entity by or on behalf of the Company or a Company Subsidiary.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company’s shareholders a position contemplated by Rules 14D-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosures to its shareholders if the Company Board of Directors has reasonably determined in good faith, after consultation with outside legal counsel, that failure to do so could be inconsistent with any applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Company Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the shareholders of the Company, shall not constitute an Adverse Recommendation Change or an approval or recommendation with respect to any Acquisition Proposal.

SECTION 6 — ADDITIONAL AGREEMENTS

6.1 Proxy Statement. If, following the Tender Completion Time, the adoption and approval of this Agreement by the holders of Shares is required under the MBCA in order to consummate the Merger, then in accordance with applicable Law, the Company shall use commercially reasonable best efforts to, as soon as practicable following the Tender Completion Time, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Sub shall use all commercially reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the adoption and approval of this Agreement by the required vote of the holders of the outstanding Shares (the “Company Shareholder Approval”) there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall use commercially reasonable effort to promptly prepare and mail to its shareholders such an amendment or supplement to the extent required by applicable Law. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use all commercially reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after filing with the SEC. Subject to the terms and conditions of this Agreement, the Proxy Statement shall contain the recommendation of the Company Board of Directors in favor of the Merger. For purposes of this Agreement, the term “Tender Completion Time” means the latest to occur of (x) the Acceptance Time, (y) the closing of the purchase of the Top-Up Shares or the failure by Sub to exercise the Top-Up Option during the exercise period provided in Section 1.10 and (z) if at least one subsequent offering period is commenced by Sub, the expiration of the last subsequent offering period related to the Offer.

6.2 Meeting of Shareholders of the Company. If, following the Tender Completion Time, the adoption and approval of this Agreement by the holders of Shares is required under the MBCA in order to consummate the Merger, the Company shall take all actions in accordance with applicable Law, the Company’s articles of incorporation and bylaws and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, a Special Meeting.

6.3 NASDAQ; Post-Closing SEC Reports. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of The NASDAQ Stock Market to enable the delisting by the Surviving Corporation of the Shares from The NASDAQ Stock Market and the deregistration of the Shares under the Exchange Act promptly after the Effective Time. Parent will use all commercially reasonable best efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date (if not filed by The NASDAQ Stock Market on behalf of the Company) and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company pursuant to this Section 6.3 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

6.4 Access to Information. Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of the Company and the Company Subsidiaries as is reasonably necessary or appropriate in connection with Parent’s investigation of the Company with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. The Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. The information and documents so provided shall be subject to the terms of the Confidentiality Agreement. Neither the Company nor any Company Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would contravene any Law or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege.

6.5 Public Disclosure. The initial press release concerning the Offer and the Merger shall be a joint press release and, thereafter, subject to the other terms of this Agreement (including Section 5.2), so long as this Agreement is in effect, neither Parent, Sub nor the Company will disseminate any press release or other announcement concerning the Merger, the Offer or this Agreement or the other transactions contemplated by this Agreement to any third party, except as may be required by Law or by any listing agreement with The NASDAQ Stock Market, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, without prior consent of the other party, each party (a) may communicate information that is not confidential to the other party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate material substantially similar to material included in a press release or other document previously approved for external distribution by the other parties. Each party agrees to promptly make available to the other parties copies of any written communications made without prior consultation with the other parties.

6.6 Regulatory Filings; Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Sub shall use their commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger and to fully carry out the purposes of this Agreement. Each of Parent and Sub agrees that, between the date of this Agreement and the Closing Date, each of Parent and Sub shall not, and shall ensure that none of its subsidiaries or other Affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby. The Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated hereby, use all commercially reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement and the other transactions contemplated hereby. The Company will use commercially reasonable best efforts to obtain any consent, approval, or waiver with respect to the Material Contracts such that no party will have a reasonable basis to maintain that the representations and warranties in Section 3.11 and clause “(ii)” of Section 3.17 are not true and correct.

(b) In furtherance and not in limitation of the undertakings pursuant to this Section 6.6, each of Parent and the Company shall (i) provide or cause to be provided as promptly as practicable to Governmental Entities with regulatory jurisdiction over enforcement of any Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Entity”) information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any Antitrust Laws as promptly as practicable following the date of this Agreement (but in no event more than ten (10) business days from the date hereof except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act and any additional consents and filings under any Antitrust Laws; and (ii) use their commercially reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by this Agreement by any Governmental Entity. As used in this Agreement, “Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations, orders, injunctions, judgments, decrees, rulings or other similar requirements enacted, adopted, promulgated or applied by a Governmental Entity.

(c) Notwithstanding anything to the contrary herein, in connection with the receipt of any necessary governmental approvals or clearances (including under any Antitrust Law), nothing in this Agreement shall require Parent or its subsidiaries to, nor shall the Company or any Company Subsidiary without the prior written consent of Parent, agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent, the Company or any of their respective subsidiaries.

(d) Subject to applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the U.S. Federal Trade Commission, or any other Governmental Antitrust Entity and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. None of Parent, Sub or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or applicable foreign competition Laws, without the prior written consent of the other party. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6 as “Antitrust Counsel Only Material.” Notwithstanding anything to the contrary in this Section 6.6, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and the Company Subsidiaries.

6.7 Notification of Certain Matters. Each party shall give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event of which such party has knowledge the occurrence or non-occurrence of which would cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Acceptance Time, (ii) any Offer Condition of which such party has knowledge is unsatisfied in any material respect as of any scheduled Expiration Date, and (iii) any material failure of such party or any of its Representatives of which such party has knowledge to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under this Agreement or the remedies available to the party receiving such notification. Without limiting the foregoing, the Company shall, within twenty-four (24)

hours after it has notice of any of the following notify Parent of (1) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (2) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (3) any actions, suits, claims, investigations or proceedings instituted or threatened against the Company or any of its directors, officers or Affiliates, including by any shareholder of the Company, before any court or Governmental Entity, relating to or involving or otherwise affecting the Company or any Company Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions.

6.8 Litigation. Each party shall notify the other parties within twenty-four (24) hours if and after it receives notice of any actions, suits, claims, investigations or proceedings instituted or threatened against Parent, Sub or the Company or any of their respective directors, officers or Affiliates, including by any shareholder of the Company, before any court or Governmental Entity relating to this Agreement, the Tender and Voting Agreement, the Offer, the Merger or the transactions contemplated hereby, or seeking damages or discovery in convection with such transactions. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each party shall give the other parties the opportunity to participate in the defense or settlement of any shareholder litigation relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without such other party’s written consent, which will not be unreasonably withheld, conditioned or delayed.

6.9 Indemnification.

(a) Parent agrees that any rights to indemnification or exculpation now existing in favor of the directors or officers of the Company and the directors or officers of each Company Subsidiary (the “Indemnified Parties” and, each, an “Indemnified Party”) as provided in their respective organizational documents, in effect as of the date hereof, with respect to matters occurring at or prior to the Acceptance Time shall survive the Merger and shall continue in full force and effect for a period of six (6) years after the Acceptance Time, and Parent guarantees any such obligations of the Surviving Corporation. During such period, Parent shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time on or prior to the Acceptance Time were directors or officers of the Company or directors or officers of any of Company Subsidiary in respect of actions or omissions occurring at or prior to the Acceptance Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Acceptance Time or within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any matter that the Indemnified Party is entitled to indemnification hereunder from the Surviving Corporation to the fullest extent that the Company is obligated to advance expenses to such individuals on the date hereof pursuant to the

Company’s articles of incorporation and bylaws as in effect on the date hereof; provided that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the MBCA, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.

(b) Subject to the next sentence, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of two hundred percent (200%) of the last annual premium paid prior to the Effective Time (such two hundred percent (200%), the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term, provided, however, that prior to the Surviving Corporation taking any actions in clauses (i) or (ii) above, Parent shall be provided the opportunity to purchase, in lieu thereof, a substitute policy with the same coverage limits and substantially similar terms as in the Reporting Tail Endorsement proposed to be purchased by the Surviving Corporation. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six (6) year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

(c) The obligations under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9 and shall be entitled to enforce the covenants contained herein).

6.10 Directors.

(a) Promptly upon the payment by Sub for any Shares accepted by Sub for payment pursuant to the Offer at the Acceptance Time, which Shares represent at least a majority of the issued and outstanding Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors on the Company Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (x) the total number of directors on the Company Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (y) the percentage that (I) such number of Shares so accepted for payment and paid for by Sub plus the number of Shares otherwise owned by Parent, Sub or any other subsidiary of Parent bears to (II) the number of such Shares outstanding, and the Company shall, at such time, cause Parent’s designees to be so elected; provided, however, that in the event that Parent’s designees are appointed or elected to the Company Board of Directors, until the Effective Time, the Company Board of Directors shall have at least three (3) directors who are directors on the date of this Agreement and who are “independent directors” for the purposes of NASDAQ listing requirements (the “Independent Directors”); and provided, further, that, in such event, if the number of Independent Directors shall be reduced below three (3) for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement. The Company may designate, prior to the Acceptance Time, two alternate Independent Directors that the Company Board of Directors shall appoint in the event of the death, disability or resignation of the Independent Directors, each of whom shall, following such appointment to the Company Board of Directors, shall be deemed to be an Independent Director pursuant to this Section 6.10. From and after the Acceptance Time, the Company and Parent shall use commercially reasonable best efforts, as permitted by applicable Laws and the rules of NASDAQ Global Select Market, upon Parent’s request, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, (ii) each board of directors (or similar body) of each of the Company’s Subsidiaries, and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable Law or the rules of any stock exchange on which the Shares are listed. Subject to applicable Law, the Company and Parent shall take all action requested by Parent necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Parent and Sub shall have provided to the Company on a timely basis, and shall be solely responsible for, all information required to be included in the Information Statement with respect to Parent, Sub and Parent’s designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board of Directors or obtain the resignation of such number of its current directors, or both, as is necessary to enable Parent’s designees to be elected or appointed to the Company Board of Directors as provided above.

(b) Notwithstanding anything in this Agreement to the contrary, if Parent’s designees constitute a majority of the Company Board of Directors after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors (or if only one (1) exists, then the vote of such Independent Director) shall be required to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would materially and adversely affect holders of Shares other than Parent or Sub, (iii) amend the certificate of incorporation or bylaws of the Company, or (iv) take any other action of the Company Board of Directors under or in connection with this Agreement or the transactions contemplated hereby; provided, however, that if there shall be no Independent Directors as a result of such persons’ deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Company Board of Directors.

6.11 401(k). Except with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall not (i) make any discretionary contribution to the Company’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the date of this Agreement, or (ii) make any required contribution to the Company’s 401(k) plan in Shares. If requested by Parent in writing at least 10 days prior to the Effective Time, the Company shall terminate the Company’s 401(k) plan immediately prior to the Effective Time.

6.12 Employee Benefit Matters.

(a) From the Effective Time and for a period of twelve (12) months following the Effective Time, Parent shall or shall cause the Surviving Corporation to either (i) continue the Plans or certain of the Plans if the provisions of 6.12(a)(iii) apply, (ii) permit employees of the Company and any Company Subsidiary who remain in employment with Parent or Surviving Corporation or their respective subsidiaries following the Effective Time (“Continuing Employees”) while they remain so employed by Parent or Surviving Corporation or their respective subsidiaries, and as applicable, their eligible dependents, to participate in the employee benefit plans, programs and policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any bonus, severance, vacation, sick, personal time off plans or programs but excluding any equity compensation plans, programs, agreements or arrangements) of Parent or its Affiliates, or (iii) a combination of clauses (i) and (ii), in all cases, such employee benefit plans, programs or policies shall be substantially comparable in the aggregate to those provided to such employees immediately preceding the date of this Agreement. From the Effective Time and for a period of twelve (12) months following the Effective Time, Parent also shall provide to Continuing Employees total compensation opportunities (including base salary and target bonus opportunities) that are substantially comparable in the aggregate to the total compensation opportunities such employees had prior to the date of this Agreement. From and after the Acceptance Time, Parent shall, and shall cause the Company and Surviving Corporation to, honor the severance plan of the Company attached to Section 6.12 of the Company Disclosure Schedule for a period of at least one (1) year following the Effective Time. From and after the Acceptance Time, Parent shall, and shall cause the Surviving Corporation to, pay at the Effective Time, the bonuses pursuant to the Plans attached to Section 6.12(a) of the Company Disclosure Schedule.

(b) To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its or its Affiliate’s employee benefit plans, program or policies following the Effective Time, Parent shall, or shall cause the Surviving Corporation or its subsidiaries to, recognize the prior service with the Company or any Company Subsidiary, including prior service with predecessor employers where such prior service is recognized by the Company and the Company Subsidiaries as of immediately prior to the Effective Time, of each Continuing Employee in connection with all employee benefit plans, programs or policies of Parent or its Affiliates in which Continuing Employees are eligible to participate for purposes of eligibility to participate, entitlement to benefits, vesting and determination of level of benefits (but not (A) for purposes of vesting in any stock options or other equity awards or (B) to the extent that such recognition would, as reasonably determined by Parent, result in the duplication of benefits or a result that is inconsistent with the terms of this Agreement).

(c) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or its subsidiaries to, cause any pre-existing conditions or limitations, evidence of insurability requirements and eligibility waiting periods under any welfare plans of

Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations, evidence of insurability requirements and eligibility waiting periods under the comparable Plans as of the time immediately preceding the date of this Agreement provided, however, that the waiver of any evidence of insurability requirement under a welfare plan of Parent or its Affiliates is subject to the terms of the applicable plan or contract and the approval of the insurer of the underlying benefit. Parent shall, and shall cause Sub and Surviving Corporation to, give credit to Continuing Employees under the applicable plans of Parent, Sub or the Surviving Corporation (and their respective Affiliates) for amounts paid by such Continuing Employees prior to the Effective Time under a Plan administered by the Company during fiscal year 2010 for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such payments had been paid in accordance with the terms and conditions of the plans of the Parent, Sub, Surviving Corporation or their respective Affiliates.

(d) No provision of this Agreement shall create any third party beneficiary rights in any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee by Company, Parent or its Affiliates or the Surviving Corporation or under any benefit plan which Company, Parent or its Affiliates or the Surviving Corporation may maintain.

SECTION 7 — CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO

CONSUMMATE THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted and approved and the Merger thereby approved by the requisite vote of the holders of the Shares, to the extent required pursuant to the requirements of the articles of incorporation and the MBCA; provided that Parent and Sub shall, and shall cause any other Affiliate of Parent to, vote all Shares held by them in favor of this Agreement, the Merger and the transactions contemplated herein.

(b) Statutes; Court Orders. No statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Merger.

(c) Consummation of Offer. The Shares validly tendered and not withdrawn pursuant to the Offer shall have been accepted for payment and paid for pursuant to the Offer and the terms of this Agreement; provided, however, that neither Parent nor Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Sub shall have failed to purchase any of the Shares validly tendered and not withdrawn pursuant to the Offer.

7.2 Frustration of Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.1 or in Annex I to be satisfied if such failure was caused by such party’s failure to act in good faith or use its commercially reasonable best efforts to consummate the Offer and the Merger and the other transactions contemplated by this Agreement, as contemplated by Section 6.6.

SECTION 8 — TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) By mutual written consent of Parent and the Company duly authorized by the Board of Directors of Parent and the Company Board of Directors at any time before the Effective Time, whether before or after shareholder adoption of this Agreement; or

(b) By either Parent or the Company:

(i) if at any time before the Acceptance Time a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, and such order, decree or ruling or other action shall have become final and non-appealable, or there shall exist any statute, rule or regulation, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger;

(ii) if the Acceptance Time has not occurred by December 15, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure (or the failure of such party’s Affiliate) to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Acceptance Time to have occurred by such date; provided, further, that if as of the Outside Date, all conditions set forth in Annex I have been satisfied or waived (other than both of the conditions set forth in clauses (i) and (ii) of Annex I), then either the Company or Parent may extend the Outside Date to March 15, 2011;

(iii) if Company Shareholder Approval shall not have been obtained at the Special Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however that the right to terminate under this Section 8.1(b)(iii) shall not be available to Parent or Sub if the Shares owned by Parent, Sub or any of their respective Affiliates shall not have been voted in favor of adopting this Agreement; or

(c) By Parent if, prior to the Acceptance Time, there has been a breach by the Company of or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy has resulted in the conditions set forth in paragraphs (c) or (e) of Annex I not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period), provided that such occurrence or circumstance shall not have resulted from or been caused by the failure of Parent or Sub to perform, in any material respect, any of their covenants or agreements contained in this Agreement, or Parent and Sub have substantially breached any of their representations and warranties contained in this Agreement; or

(d) By the Company if (i) prior to the Acceptance Time, there has been a breach by Parent or Sub of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Parent or Sub is no longer true and correct, which situation in any case (x) would result in any of the representations and warranties of Parent and Sub set forth in this Agreement not being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or similar terms set forth therein) except where the failure to be so true and correct does not, and would not reasonably be expected to, prevent or materially delay or hinder Parent or Sub from performing in all material respects its obligations and covenants required to be performed by it under this Agreement and (y) has not been cured within twenty (20) days following notice by the Company, provided that such occurrence or circumstance shall not have resulted from or been caused by the failure of the Company or any Company Subsidiary to perform, in any material respect, any of their covenants or agreements contained in this Agreement, or the Company or any Company Subsidiary have substantially breached any of their representations and warranties contained in this Agreement; or (ii) due to an occurrence or circumstance that has resulted in a failure to satisfy any condition set forth in Annex I hereto, Sub shall have allowed the Offer to terminate, without having accepted any Shares for payment thereunder, unless such occurrence or circumstance shall have been caused by or resulted from the failure of the Company or any Company Subsidiary to perform, in any material respect, any of their covenants or agreements contained in this Agreement, or the material breach by the Company or any Company Subsidiary of any of their representations or warranties contained in this Agreement; or

(e) By Parent, at any time prior to the Acceptance Time, if (i) (A) the Company Board of Directors shall have (1) effected an Adverse Recommendation Change, (2) recommended to the Company’s shareholders an Acquisition Proposal, or publicly announced its intention to enter into an Alternative Acquisition Agreement, (3) failed to publicly reaffirm the Company Board Recommendation within four (4) business days of Parent’s request in writing that the Company Board Recommendation be publicly reaffirmed (provided that Parent is only allowed to make two (2) such reaffirmation requests prior to the Acceptance Time), or (4) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act; or (ii) after receiving an Acquisition Proposal, the Company shall have violated or breached in any material respect any of its obligations under Section 5.2 with respect to such Acquisition Proposal; or

(f) At any time prior to the Acceptance Time, by the Company, if the Company has received a Superior Proposal, which, after giving effect to all of the adjustments that may be offered by Parent pursuant to Section 5.2, the Company Board of Directors determines in good faith (after consultation with its financial advisors) continues to constitute a Superior Proposal, provided the Company shall not have violated or breached in any material respect any of its obligations under Section 5.2; or

(g) By the Company, prior to commencement of the Offer, if Sub has not commenced the Offer within ten (10) business days following the date hereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if such failure to commence the Offer has resulted from the breach of this Agreement by the Company or if the Company has not provided Sub with a Schedule 14D-9 the Company is prepared to file, without further revisions, upon commencement of the Offer; or

(h) By Parent, at any time prior to the Acceptance Time, if there shall have occurred a Company Material Adverse Effect.

8.2 Effect of Termination.

(a) Any termination of this Agreement under Section 8.1 hereof will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto and, if then due, payment of the Termination Fee. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and be of no further force or effect and there shall be no liability on the part of Parent, Sub or the Company (or any of their respective directors, officers, employees, stockholders, shareholders, agents or representatives), except as set forth in the last sentence of Section 6.4, Section 8 and Section 9, each of which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that (i) nothing herein shall relieve any party from liability for fraud or intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement (it being understood that the failure of Parent or Sub to accept for payment and pay for the Shares validly tendered and not withdrawn pursuant to the Offer promptly following the Expiration Date in the event that all Offer Conditions have been satisfied or, to the extent permitted, waived, as of the Expiration Date shall be deemed an intentional breach by Parent and Sub pursuant to this Agreement), and (ii) no termination of this Agreement shall in any way affect the parties’ rights or obligations with respect to any Shares accepted for payment pursuant to the Offer prior to such termination.

(b) If Parent shall have terminated this Agreement pursuant to Section 8.1(e), the Company shall promptly pay Parent a termination fee (the “Termination Fee”) of $10,500,000, but in no event later than two (2) business days after the date of receipt of Parent’s termination notice. If the Company intends to terminate this Agreement pursuant to Section 8.1(f), it shall, substantially concurrent with such termination, pay Parent the Termination Fee. If Parent terminates this Agreement pursuant to Section 8.1(c) due to an intentional or knowing material breach by the Company of a covenant or agreement of the Company set forth in this Agreement, and prior to such time an Acquisition Proposal has been made that has not been withdrawn prior to the time of such termination, then the Company shall pay Parent the Termination Fee concurrent with the consummation of any Acquisition Proposal that is consummated prior to the nine-month anniversary of the date of such termination or for which the definitive written agreement providing for the consummation of such Acquisition Proposal has been executed no later than the nine-month anniversary of the date of such termination (it being understood that for purposes of this Section 8.2(b), the references to “fifteen percent (15%)” in the definition of “Acquisition Proposal” shall be replaced with “fifty percent (50%).” All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company. If the Company fails to promptly make any payment required under this Section 8.2(b) and Parent commences a suit to collect such payment, the Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(b). Notwithstanding anything to the contrary in this Agreement, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

8.3 Fees and Expenses. Except as set forth in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

8.4 Amendment. Subject to applicable Law and as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the approval of this Agreement by the shareholders, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

SECTION 9 — MISCELLANEOUS

9.1 No Survival. None of the representations and warranties contained herein or in any schedule, instrument or document delivered pursuant to this Agreement shall survive the Acceptance Time or the termination of this Agreement.

9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)	if to Parent or Sub, to:

c/o Covidien

15 Hampshire Street

Mansfield, MA 02048

Attn: Vice President-Chief Mergers and Acquisition Counsel

Telephone: (508) 261-8000

Facsimile: (508) 261-8544

Email: matthew.nicolella@covidien.com

with a copy to:

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

Attn: Joseph L. Johnson III

Telephone: (617) 570-1633

Facsimile: (617) 523-1231

E-mail: jjohnson@goodwinprocter.com

(b)	if to the Company, to:

Somanetics Corporation

2600 Troy Center Drive

Troy, MI 48084

Attn: General Counsel

Telephone: (248) 244-1400

Facsimile: (248) 244-0978

E-mail: mavictor@somanetics.com

with a copy to:

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, Michigan 48226-3506

Telephone: (313) 465-7452

Facsimile: (313) 465-7453

Email: rkrueger@honigman.com

Attention: Robert J. Krueger

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10028

Telephone: (212) 906-4465

Facsimile: (212) 751-4864

Email: charles.nathan@lw.com

Attention: Charles Nathan

Any party may by notice given in accordance with this Section 9.2 to the other parties designate updated information for notices hereunder.

9.3 Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto and the documents and instruments referred to herein) contains the entire agreement among the parties with respect to the Offer, the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties with respect thereto, other than the Confidentiality Agreement and the Tender and Voting Agreement with the CEO Shareholder.

9.4 Governing Law. This Agreement and all actions arising under or in connection therewith shall be governed by and construed in accordance with the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof, provided, however, that the Laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

9.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.

(a) This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned subsidiaries of Parent, (iii) to one or more direct or indirect wholly-owned subsidiaries of Parent or (iv) any direct or indirect holder of five percent (5%) or more of the capital stock of Parent or any subsidiary thereof (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent and Sub (and the assignor, if applicable) shall agree to remain liable for the performance by Parent and Sub (and such assignor, if applicable) of their obligations hereunder, including the obligation to pay in full for all Shares validly tendered into the Offer and the Merger Consideration, subject to the terms and conditions of the Offer and this Agreement. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) Other than Sections 6.5 and 6.9, each of which shall confer third party beneficiary rights to the parties identified therein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

9.8 Submission to Jurisdiction; Waiver. Each of the Company, Parent and Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined in the state courts of the State of Delaware or, the United States District Court for the District of Delaware, and each of the Company, Parent and Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.9 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

9.10 Parent Guarantee. Parent shall cause Sub to comply in all respects with each of its representations, warranties, covenants, obligations, agreements and undertakings pursuant to or otherwise in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Sub of each of its covenants, obligations and undertakings pursuant to or otherwise in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement and hereby represents, acknowledges and agrees that any breach of, or other failure to perform, any such representation, warranty, covenant, obligation, agreement or undertaking of Sub shall also be deemed to be a breach or failure to perform by Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Sub in the first instance.

9.11 Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction without posting a bond or other undertaking restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at Law.

9.12 Rules of Construction; Certain Definitions.

(a) Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (vi) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a person are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Exhibit”, “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (x) references to a federal, state, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder; and (xi) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(b) The following definitions apply to this Agreement: (i) references to the “Company’s knowledge”, “knowledge of the Company” and words of similar import shall mean the actual knowledge of the individuals set forth on Schedule 9.12(b); (ii) references to the number of Shares then outstanding “on a fully diluted basis” means the number of Shares then outstanding, together with the Shares pursuant to Company Restricted Shares and Shares that the Company may be required to issue pursuant to Company Options that are outstanding at that date, under the Company Stock Plans or independent of such plans, whether or not vested and whether or not their exercise prices are less than the Offer Price; (iii) the term “Governmental Entity” shall mean any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government; (iv) the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity and (v) “made available” means that the Company shall be deemed to have made available a document or item of information if such document or item was made available to Parent or its Representatives for review, provided to Parent or its Representatives or publicly filed with the SEC prior to the date of this Agreement or was prior to the date of this Agreement located in the electronic data room organized by the Company in connection with the due diligence investigation conducted by Parent.

9.13 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

9.14 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger under seal as of the date first stated above.

SOMANETICS CORPORATION

By:	/s/ Bruce J. Barrett
Name: Bruce J. Barrett
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

UNITED STATES SURGICAL CORPORATION

By:	/s/ Matthew Nicolella
Name: Matthew Nicolella
Title: Vice President and Assistant Secretary

COVIDIEN DE CORP.

By:	/s/ Matthew Nicolella
Name: Matthew Nicolella
Title: Vice President and Assistant Secretary

[Signature Page to Merger Agreement]

Annex I

Conditions to the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Sub’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Shares validly tendered (including by guaranteed delivery) and not validly withdrawn, together with any Shares beneficially owned by Parent or any Affiliate or subsidiary of Parent or with respect to which Parent or Sub has, directly or indirectly, voting power, does not equal at least a majority of the Shares then outstanding on a fully diluted basis (the “Minimum Condition”); (ii) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act or any provision under comparable applicable Laws of foreign jurisdictions shall not have expired, or been terminated or obtained, as applicable; or (iii) any of the following events shall occur and be continuing (and not be waived):

(a) there shall be pending any suit, action or proceeding (i) seeking to prohibit or impose any material limitations on Parent’s or Sub’s ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or any material portion of the Company’s or the Company Subsidiaries’ businesses or assets, taken as a whole, or to compel Parent or Sub or their respective Subsidiaries or Affiliates to dispose of or hold separate any material portion of the business or assets of the Company, the Company Subsidiaries, Parent, Sub or their respective Affiliates, (ii) seeking to prohibit or make illegal the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of Sub, or render Sub unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, (iv) seeking to impose material limitations on the ability of Sub or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company’s shareholders, or (v) seeking to require divestiture by Parent or any of its Subsidiaries or Affiliates of any Shares;

(b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer, the Merger or any other transaction contemplated hereby, or any other action shall be taken by any Governmental Entity, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) of this Annex I;

Annex I-1

(c) (1) the representations and warranties of the Company contained in the Agreement (other than those in Section 3.2 (Authority), Section 3.3(a) and (b) (Capitalization), the first sentence of Section 3.8 (Absence of Adverse Changes) and Section 3.21 (Financial Advisor)) shall not be true and correct (A) as of the date of the Merger Agreement except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and (B) as of the Acceptance Time except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), in each case, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect”, except where the failure to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a Company Material Adverse Effect; or (2) the representations and warranties of the Company contained in Section 3.2 (Authority), Section 3.3 (a) and (b) (Capitalization), the first sentence of Section 3.8 (Absence of Adverse Changes) and Section 3.21 (Financial Advisor) shall not be true and correct in all respects as of the date of the Merger Agreement and the Acceptance Time; provided however that Sections 3.3(a) and 3.3(b) shall not be deemed to not be true and correct in all respects in the event of any de minimus exceptions involving discrepancies of no more than 20,000 Shares in the aggregate or Shares issuable pursuant to Company Options or Company Restricted Stock;

(d) since the date of the Merger Agreement, there shall have occurred any events or changes which have had, or which are reasonably likely to have or constitute, individually or in the aggregate, a Company Material Adverse Effect;

(e) the Company Board of Directors shall have (i) effected an Adverse Recommendation Change, (ii) recommended to the Company’s shareholders any proposal other than by Parent or Sub in respect of an Acquisition Proposal, or publicly announced its intention to enter into any agreement in respect of any Acquisition Proposal, (iii) failed to publicly reaffirm its recommendation of the Merger Agreement or the Offer within four (4) business days of Parent’s request (provided that Parent is only allowed to make two (2) such reaffirmation requests prior to the Acceptance Time), or (iv) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act;

(f) the Company shall have breached or failed to perform or to comply in any material respect with any agreement, obligation or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure to perform or to comply shall not have been cured by the Company;

(g) Parent and Sub shall have failed to receive a certificate executed by the Company’s Chief Executive Officer or President on behalf of the Company, dated as of the then-scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (c), (d) and (e) of this Annex I have not occurred; or

(h) the Merger Agreement shall have been terminated in accordance with its terms.

Annex I-2

The foregoing conditions are for the sole benefit of Parent and Sub, may be asserted by Parent or Sub regardless of the circumstances giving rise to such condition, and may be waived by Parent or Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Sub, subject in each case to the terms of the Merger Agreement. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The term “Merger Agreement” shall be deemed to refer to this Agreement to which this Annex I is annexed. The other capitalized terms used in this Annex I shall have the meanings set forth in the Merger Agreement.

Annex I-3

ANNEX II

FORM OF TENDER AND VOTING AGREEMENT

[See Exhibit (d)(2) of the Schedule TO]

Annex II-1